UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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XPO LOGISTICS, INC.
(Name of Registrant as Specified In Its Charter)

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XPO LOGISTICS, INC.
Five American Lane
Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 11, 2021

To the Stockholders of XPO Logistics, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of XPO Logistics, Inc. ("XPO" or the "company") will be held on Tuesday, May 11, 2021 at 10:00 a.m. Eastern Time. The meeting will be conducted as a webcast due to the public health concerns related to COVID-19. You can access the meeting at www.meetingcenter.io/260352583 with password XPO2021 and a control number that will be issued to you upon request. Please follow the instructions on page 8 of the Proxy Statement to request your control number.

The Annual Meeting shall be held for the following purposes summarized below, and more fully described in the Proxy Statement accompanying this notice:

■
To elect eight (8) members of our Board of Directors for a term to expire at the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

■
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021;

■
To conduct an advisory vote to approve the executive compensation of our named executive officers ("NEOs"), as disclosed in the Proxy Statement;

■
To consider and act upon a stockholder proposal regarding additional disclosure of the company's political activities, if properly presented at the Annual Meeting;

■
To consider and act upon a stockholder proposal regarding the requirement that the chairman of the board be an independent director, if properly presented at the Annual Meeting;

■
To consider and act upon a stockholder proposal regarding the acceleration of executive equity awards in the case of a change in control of the company, if properly presented at the Annual Meeting; and

■
To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock, par value $0.001 per share, and our Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, as of the close of business on April 8, 2021 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By Order of the Board of Directors,

Brad Jacobs Chairman and Chief Executive Officer
Greenwich, Connecticut April 13, 2021

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 11, 2021:

The Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2020 are available at www.edocumentview.com/XPO

©2021 XPO Logistics, Inc.

©2021 XPO Logistics, Inc.

PROXY STATEMENT SUMMARY

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (the "Board of Directors" or "Board") of XPO Logistics, Inc. in connection with our 2021 Annual Meeting of Stockholders. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2021 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and form of proxy are first being mailed on or about April 13, 2021, to our stockholders of record as of the close of business on April 8, 2021 (the "Record Date").

Date and Time	Place	Record Date

Tuesday, May 11, 2021 at 10:00 a.m. Eastern Time	Virtual Meeting Site: www.meetingcenter.io/260352583	You can vote if you were a stockholder of record as of the close of business on April 8, 2021

Admission: You will not be able to attend the Annual Meeting in person this year. You can access the Annual Meeting at www.meetingcenter.io/260352583 with password XPO2021. You will need to provide the control number on your proxy card in order to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in "street name"), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare Trust Company, N.A. ("Computershare"), by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Thursday, May 6, 2021. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/260352583 and enter your control number and the meeting password, XPO2021.

VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board is not aware of any matter that will be presented for a vote at the 2021 Annual Meeting of Stockholders other than those shown below.

	Board Vote Recommendation	Page Reference (for more detail)

PROPOSAL 1: Election of Directors
To elect eight (8) members of our Board of Directors for a term to expire at the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified.	FOR each Director Nominee	13-27, 66

PROPOSAL 2: Ratification of the Appointment of our Independent Public Accounting Firm
To ratify the appointment of KPMG LLP as the company's independent registered public accounting firm for fiscal year 2021.	FOR	64-65, 67

PROPOSAL 3: Advisory Vote to Approve Executive Compensation To conduct an advisory vote to approve the executive compensation of the company's named executive officers ("NEOs") as disclosed in this Proxy Statement.	FOR	68

PROPOSAL 4: Stockholder Proposal Regarding Additional Disclosure of the Company's Political Activities
To adopt a requirement that the company provide an annual disclosure of its political activities and related expenditures.	AGAINST	69-70

PROPOSAL 5: Stockholder Proposal Regarding the Requirement that the Chairman of the Board be an Independent Director To adopt a requirement that the chairman of the Board be an independent director.	AGAINST	71-73

PROPOSAL 6: Stockholder Proposal Regarding Acceleration of Executive Equity Awards in the Case of a Change in Control
To adopt a policy that, in the event of a change in control of the company, there shall be no acceleration of vesting of any equity award granted to any senior executive officer.	AGAINST	74-75

1	©2021 XPO Logistics, Inc.

GOVERNANCE HIGHLIGHTS

Board and Committee Independence	Seven of our eight current directors are independent. The Audit Committee, Compensation Committee and Nominating, Corporate Governance and Sustainability Committee each consist entirely of independent directors.

Independent Board Oversight and Leadership Roles	In 2016, our Board added a robust lead independent director position to its leadership structure to complement the roles of our independent committees and independent committee chairmen in providing effective Board oversight. In 2019, our Board added the position of an independent vice chairman to its leadership structure to provide support on key governance matters and shareholder engagement to our chairman, lead independent director and the Board. These independent structures work in conjunction with the dual roles served by our chairman and chief executive officer. The Board believes its leadership structure, as well as the leadership structure of the company, function cohesively and serve the best interests of our stockholders based on the company's strategy and ownership structure.

Board Refreshment	Our Board is committed to ensuring that its composition includes a range of expertise aligned with the company's business, as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. In 2015, the Board initiated a process to seek out highly qualified director candidates who would bring relevant experience to the Board in light of our company's growing scale and diversity. This resulted in the addition of three new directors—one in 2016, one in 2017 and one in 2019. All three of these directors are female, adding diversity to our Board.

Committee Rotations	As part of its annual review of committee assignments, the Board reconstituted its committees and their chairmen in May 2018, March 2019 and April 2020 to ensure effective functioning and new perspectives.

Director Elections	All directors are elected annually for one-year terms or until their successors are elected and qualified.

Majority Voting for Director Elections	Our bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.

Board Evaluations	Our Board reviews committee and director performance through an annual process of self-evaluation.

Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our company by engaging in regular deliberations and participating in management meetings. Our Audit Committee contributes to strong financial reporting oversight through regular meetings with management and dialogue with our auditors.

Active Participation	Our Board held 20 meetings during 2020. Each person currently serving as a director attended at least 93% of the Board meetings, as well as the meetings of any committee(s) on which he or she served.

Clear Oversight of Sustainability	In December 2020, the Board approved amendments to the charter of the Nominating, Corporate Governance and Sustainability Committee to support the Board in its oversight of the company's purpose-driven sustainability strategies and external disclosures; this includes engaging with management on material environmental, social and corporate governance ("ESG") matters and stakeholder perspectives.

2	©2021 XPO Logistics, Inc.

2021 BOARD OF DIRECTORS NOMINEES

Our Board aims to create a diverse and highly skilled team of directors who provide our global company with thoughtful board oversight. When selecting new directors, our Board considers, among other things, the nominee's breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers and willingness to devote adequate time to Board duties—all in the context of the needs of the Board at that point in time, and with the objective of ensuring a diversity of backgrounds, expertise and viewpoints. Our Board also endeavors to include highly qualified women and individuals from underrepresented minority groups in the candidate pool, and has engaged in a purposeful process of regular refreshment. This has resulted in the addition of three new directors to the Board, one in 2016, one in 2017 and one in 2019. All three of these directors are female, adding diversity to our Board. The composition of our Board at year-end 2020 was:

The following table provides summary information about each director nominee. Each director is elected annually by a majority of the votes cast.

					Committee Memberships

Name	Director Since	Age	Occupation	Independent	AC	CC	NCGSC	AcqC

Brad Jacobs	2011	64	Chairman and Chief Executive Officer, XPO Logistics, Inc.
Gena Ashe	2016	59	General Counsel and Corporate Secretary, Anterix Inc.	Y	✓			✓

Marlene Colucci	2019	58	Executive Director of The Business Council	Y		✓		✓
AnnaMaria DeSalva	2017	52	Vice Chairman, XPO Logistics, Inc.; Global Chairman and Chief Executive Officer, Hill+Knowlton Strategies	Y			C

Michael Jesselson	2011	69	Lead Independent Director, XPO Logistics, Inc.; President and Chief Executive Officer, Jesselson Capital Corporation	Y	✓	✓	✓
Adrian Kingshott	2011	61	Chief Executive Officer, AdSon, LLC; Managing Director, Spotlight Advisors, LLC	Y				C

Jason Papastavrou*	2011	58	Founder and Chief Investment Officer, ARIS Capital Management, LLC	Y	✓	C	✓
Oren Shaffer*	2011	78	Former Vice Chairman and Chief Financial Officer, Qwest Communications International, Inc.	Y	C

AC = Audit Committee CC = Compensation Committee	NCGSC = Nominating, Corporate Governance and Sustainability Committee AcqC = Acquisition Committee	C = Committee Chairman ✓= Committee Member * = Audit Committee Financial Expert

3	©2021 XPO Logistics, Inc.

The following table provides a summary of the qualifications and experience of our director nominees.

4	©2021 XPO Logistics, Inc.

2020 PERFORMANCE HIGHLIGHTS

XPO generated positive financial achievements in 2020, arising from a financial rebound and upward momentum in the second half of the year. Under the skilled leadership of our NEOs, in 2020 we reported:

$16.25B
REVENUE
Revenue **growth accelerated to 13% year-over-year** in the fourth quarter and was **7% year-over-year** for the second half of the year

$79M
NET INCOME
Net income attributable to common shareholders of **$93 million in the fourth quarter of 2020**

$1.39B
ADJUSTED EBITDA*
Adjusted EBITDA* of $449 million was the **highest of any fourth quarter**

Adjusted EBITDA* **growth of 2% year-over-year in the second half of 2020**

$0.78
DILUTED EPS
Diluted EPS of $0.91 in the fourth quarter
Diluted EPS of $0.83 in the third quarter

$2.01
ADJUSTED DILUTED EPS*
Adjusted diluted EPS* **growth of 6% year-over-year** in the fourth quarter, following a full year decline of 50% year-over-year from 2019

$885M
CASH FLOW FROM OPERATIONS
Cash flows **increased 12%** from $791 million in 2019

$554 million free cash flow*

50% TSR
$119.20 SHARE PRICE 12/31/20
Absolute one-year total stockholder return ("TSR") of 50% **outperformed comparative indices TSRs** of the S&P 400 (+14%), the Dow Jones Transportation Average (+17%) **and our core peer group median (+23%)**

$3.1B
LIQUIDITY IN CASH AND DEBT CAPACITY
$2.1 billion in cash and cash equivalents
$1.0 billion available debt capacity

4 YEARS
A WORLD'S MOST ADMIRED COMPANY
Named by Fortune magazine in 2018, 2019, 2020, 2021

* See Annex A for reconciliations of non-GAAP measures

RESPONSE TO COVID-19

Throughout the COVID-19 pandemic, we have prioritized the health, safety and well-being of our employees and the communities in which we operate, taking these and other measures in 2020:

■
Created a cross-disciplinary crisis management team, inclusive of all of our executive officers, to oversee all aspects of our response to COVID-19, including health and safety, operating plan and financial strategy. The Board received frequent updates from this team at formal meetings and through informal participation with this group.

■
Implemented Paid Pandemic Sick Leave, which allowed full-time and part-time employees to receive up to 80 and 48 hours of additional paid sick leave, respectively.

■
Paid out $57 million in COVID-related costs in the second and third quarters, including Frontline Appreciation Pay, which resulted in warehouse workers earning an additional $2 per hour and salaried employees earning additional weekly sums of $100 to $250.

■
Fully covered the cost of COVID-19 testing and made additional resources available to employees and families, including mental health counseling.

■
Donated and distributed PPE and other essential supplies in the communities where we operate.

The COVID-19 pandemic also highlighted the benefits of our long-standing investment in technology, which positioned XPO to participate in Operation Warp Speed, the U.S. public-private partnership to distribute vaccine supplies. We leveraged our cold-chain logistics expertise and expedited transportation fleet to help combat the pandemic.

Additional details about XPO's commitment to safety and our strategy for COVID-related risk management can be found on our website at xpo.com/covid19.

5	©2021 XPO Logistics, Inc.

SUSTAINABILITY EFFORTS

We are pleased to have published our 2020 Sustainability Report highlighting our initiatives in the following areas:

2020 STOCKHOLDER ENGAGEMENT AND RESPONSIVENESS

XPO's Board and management team are committed to engaging with stockholders to ensure our practices continue to align with the long-term interests of our stockholders. The feedback received during these conversations helped inform the company's compensation, sustainability and human capital management.

In 2020, XPO engaged with stockholders to discuss our governance, compensation, sustainability and business practices in two separate periods—in the weeks leading up to our 2020 Annual Meeting as well as in the latter months of the year, continuing through early 2021.

6	©2021 XPO Logistics, Inc.

OUTREACH AND ENGAGEMENT SUMMARY

Key Engagement Topics

- Business Strategy, Including Planned Logistics Spin-Off
- Executive Compensation
- Corporate Governance Practices
- Board Composition and Refreshment
- Diversity, Equity and Inclusion
- Sustainability
- Safety and Human Capital Management

SPRING 2020

63%
Outreach

45%
Engaged

In the spring of 2020, we proactively reached out to 24 of our larger institutional investors representing approximately 63% of our common stock, ultimately engaging with stockholders representing 45% of our common stock. The objective of this outreach was to gather feedback on proxy proposals for our 2020 Annual Meeting, as well as our executive compensation program and other governance and corporate sustainability practices.

FALL/WINTER 2020 – EARLY 2021

63%
Outreach

50%
Engaged

After making significant enhancements to our executive compensation program as a result of discussions with stockholders in the spring of 2020, we further engaged with stockholders in the fall and winter. We proactively reached out to institutional investors representing approximately 63% of our common stock, ultimately engaging with stockholders representing 50% of our common stock. XPO's independent directors led meetings with eight large stockholders representing approximately 40% of outstanding shares.

Further details about Compensation Committee decisions resulting from stockholder engagement are described in the "Stockholder Outreach and Engagement" section of the Compensation Discussion and Analysis.

2020 COMPENSATION HIGHLIGHTS

The Compensation Committee's pay-for-performance philosophy is focused on rewarding our executives for performance that creates substantial, long-term value for our stockholders. As a result, long-term incentive compensation is tied to ambitious goals for key operational indicators which incentivize our executives to drive long-term stockholder value creation. Over time, our financial and operational results have demonstrated the merits of this philosophy for our stockholders and our granting practices have proven successful in aligning pay outcomes with performance.

During 2020, NEOs acted decisively to navigate through the pandemic by prioritizing the safety of our employees, while ensuring continuity of service for our customers. The leadership of our NEOs and the resilience of our business model preserved value for our stockholders and positioned the company for a dramatic rebound in the second half of the year. As the economy continues to recover, our strengths are aligned with major industry tailwinds that emerged in 2020: logistics automation, the ongoing growth in e-commerce and supply chain outsourcing. Due in large part to the exemplary leadership of our NEOs in 2020, XPO is well-positioned to capitalize on these strategic opportunities. Accordingly, the Compensation Committee took into account the company's strong financial positioning and recovery at 2020 year-end when determining annual short-term incentive compensation.

In connection with the execution of new, four-year employment agreements, in July 2020, long-term incentive awards were granted to Mr. Jacobs, Mr. Cooper and Mr. Harik. The structure of the award incorporates stockholder feedback received prior to our 2020 Annual Meeting. The awards are fully performance-based and include four tranches vesting through January 2026. Each tranche may be earned at a level ranging from zero to 200% of target value, depending on the degree of achievement of goals tied to both absolute and relative adjusted cash flow per share and ESG performance. If a goal for a given tranche is not achieved, the portion of the award associated with that goal will be forfeited. Awards are based on rigorous performance targets, with no payouts for below-target performance.

Further details about executive compensation decisions are described in the "Executive Compensation Elements and Outcomes for 2020" section of the Compensation Discussion and Analysis.

7	©2021 XPO Logistics, Inc.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (our "Board of Directors" or our "Board") of XPO Logistics, Inc. ("XPO" or our "company") in connection with our 2021 Annual Meeting of Stockholders (the "Annual Meeting") or any adjournment or postponement thereof. This Proxy Statement is being furnished by our Board for use at the Annual Meeting to be held on May 11, 2021 at 10:00 a.m. Eastern Time as a webcast due to the public health concerns related to COVID-19. You can access the meeting at www.meetingcenter.io/260352583 with password XPO2021. You will also be required to have a control number to access the Annual Meeting. Please follow the instructions below to receive your control number.

This Proxy Statement and form of proxy are first being mailed on or about April 13, 2021, to our stockholders of record as of the close of business on April 8, 2021 (the "Record Date").

The following answers address some questions you may have regarding our Annual Meeting. These questions and answers may not include all of the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this Proxy Statement.

What items of business will be voted on at the Annual Meeting?

We expect that the business put forth for a vote at the Annual Meeting will be as follows:

■
To elect eight (8) members of our Board of Directors for a term to expire at the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

■
To ratify the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for fiscal year 2021 (Proposal 2);

■
To conduct an advisory vote to approve the executive compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement (Proposal 3);

■
To consider and act upon a stockholder proposal regarding additional disclosure of the company's political activities, if properly presented at the Annual Meeting (Proposal 4);

■
To consider and act upon a stockholder proposal regarding the appointment of an independent chairman of the board, if properly presented at the Annual Meeting (Proposal 5);

■
To consider and act upon a stockholder proposal regarding the acceleration of executive equity awards in the case of a change in control of the company, if properly presented at the Annual Meeting (Proposal 6); and

■
To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Senior management of XPO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.

Who can attend and vote at the Annual Meeting?

You are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournment or postponement thereof, if, as of the close of business on April 8, 2021, the Record Date, you were a holder of record of our common stock or Series A Convertible Perpetual Preferred Stock (the "Series A Preferred Stock").

You will not be able to attend the Annual Meeting in person this year due to COVID-19 safety precautions. You can access the Annual Meeting at www.meetingcenter.io/260352583 with password XPO2021. You will be required to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in "street name"), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Thursday, May 6, 2021. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/260352583 and enter your control number and the meeting password, XPO2021.

8	©2021 XPO Logistics, Inc.

Can I ask questions during the Annual Meeting?

Stockholders (or their proxy holders) may submit questions for the Annual Meeting's question and answer session in advance by logging on to the meeting site at www.meetingcenter.io/260352583 with password XPO2021. You will need the control number on your proxy card or confirmation email from Computershare in order to submit a question. Click on the "message" icon at the top of the screen and submit your question. Please provide your name, address (city and state) and organization, and, if applicable, the specific proposal to which your question relates. Questions can be submitted in advance of the Annual Meeting beginning at 9:00 a.m., Eastern Time, on May 10, 2021. Questions may also be submitted during the Annual Meeting through the meeting website. We will answer as many questions during the meeting as time will allow and will group questions together where appropriate.

How many shares of XPO common stock or Series A Preferred Stock must be present to conduct business at the Annual Meeting?

As of the Record Date, there were 111,676,088 shares of common stock issued and outstanding, with each share entitled to one vote on each matter to come before the Annual Meeting. In addition, each share of Series A Preferred Stock is entitled to vote on each matter to come before the Annual Meeting as if the shares of Series A Preferred Stock were converted into shares of common stock as of the Record Date, meaning that each share of Series A Preferred Stock is entitled to approximately 143 votes on each matter to come before the Annual Meeting. As of the Record Date, there were 40 shares of Series A Preferred Stock issued and outstanding, representing 5,714 votes. In total, 111,681,802 votes are eligible to be cast at the Annual Meeting based on the number of outstanding shares of our common stock and Series A Preferred Stock, voting together as a single class.

A quorum is necessary to hold a valid meeting of stockholders. Pursuant to the company's bylaws, the presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding is necessary for each of the proposals to be presented at the Annual Meeting. Accordingly, holders of shares of our common stock or Series A Preferred Stock outstanding on the Record Date representing 55,840,902 votes must be present at the Annual Meeting. If you vote by internet, telephone or proxy card, the shares you vote will be counted toward the quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

What are my voting choices?

With respect to the election of directors, you may vote "FOR" or "AGAINST" each of the director nominees, or you may "ABSTAIN" from voting for one or more of such nominees. With respect to the other proposals to be considered at the Annual Meeting, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting on any proposal. If you sign your proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to the specific proposals described in this Proxy Statement and at the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.

What vote is required to approve the proposals being considered at the Annual Meeting?
■
Proposal 1: Election of eight (8) directors. The election of each of the eight (8) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee) by holders of shares of our common stock (including those shares that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes "against" his or her election than votes "for" such election, our bylaws require that such person must promptly tender his or her resignation to our Board of Directors. You may not accumulate your votes for the election of directors.

Brokers may not use discretionary authority to vote shares of our common stock on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the election of director nominees.

■
Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present. Abstentions are not considered votes cast for purposes of tabulation and will have no effect on the proposed ratification of KPMG. We do not expect any broker non-votes, as brokers have discretionary authority to vote on this proposal.

9	©2021 XPO Logistics, Inc.

■
Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present. This resolution, commonly referred to as a "say-on-pay" resolution, is not binding on our Board of Directors. Although non-binding, our Board and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.

Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the advisory vote to approve executive compensation.

■
Proposal 4: Stockholder proposal regarding additional disclosure of the company's political activities. Approval of a requirement that the company issue an annual report disclosing the company's political activities and related expenditures requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present.

Brokers may not use discretionary authority to vote shares of our common stock on this stockholder proposal if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, for your vote to be counted for or against the stockholder proposal, you will need to communicate your voting decision to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the vote on this stockholder proposal.

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Proposal 5: Stockholder proposal regarding the requirement that the chairman of the board be an independent director. Approval of a policy requiring that the chairman of the board of directors be appointed from among independent directors requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present.

Brokers may not use discretionary authority to vote shares of our common stock on this stockholder proposal if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, for your vote to be counted for or against the stockholder proposal, you will need to communicate your voting decision to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the vote on this stockholder proposal.

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Proposal 6: Stockholder proposal regarding acceleration of executive equity awards in the case of a change in control. Approval of a policy requiring that there shall be no acceleration of vesting of senior executive officers' equity awards in the event of a change in control of the company requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present.

Brokers may not use discretionary authority to vote shares of our common stock on this stockholder proposal if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, for your vote to be counted for or against the stockholder proposal, you will need to communicate your voting decision to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the vote on this stockholder proposal.

In general, other business properly brought before the Annual Meeting at which a quorum is present requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date).

10	©2021 XPO Logistics, Inc.

How does the Board of Directors recommend that I vote?

Our Board of Directors, after careful consideration, recommends that our stockholders vote "FOR" the election of each director nominee named in this Proxy Statement, "FOR" ratification of KPMG as our independent registered public accounting firm for fiscal year 2021, "FOR" the advisory approval of the resolution to approve executive compensation, "AGAINST" the approval of the stockholder proposal regarding additional disclosure of the company's political activities, if such proposal is properly presented at the meeting; "AGAINST" the approval of the stockholder proposal regarding the requirement that the chairman of the board be an independent director, if such proposal is properly presented at the meeting; and "AGAINST" the approval of the stockholder proposal regarding acceleration of executive equity awards in the case of a change in control, if such proposal is properly presented at the meeting.

What do I need to do now?

We urge you to read this Proxy Statement carefully, then vote via internet or by telephone by following the instructions on the proxy card, or mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares of our common stock can be voted at the Annual Meeting.

How do I cast my vote?

Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare Trust Company, N.A., and not through a broker, bank or other nominee that holds shares for your account in "street name"), you may vote by proxy via internet or by telephone by following the instructions provided on the proxy card, or mail your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via internet or by telephone must be received by 1:00 a.m. Eastern Time on May 11, 2021. Please see the proxy card provided to you for instructions on how to submit your proxy via internet or by telephone. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting by following the instructions provided during the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other nominee that holds your shares. To vote directly at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares. Follow the instructions provided above to obtain a control number and the voting instructions provided during the Annual Meeting.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. As indicated on the proxy card provided to you, proxies submitted via internet or by telephone must be received by 1:00 a.m. Eastern Time on May 11, 2021.

If you are the beneficial owner of shares of our common stock, please follow the voting instructions provided by your broker, trustee or other nominee.

What happens if I do not respond, or if I respond and fail to indicate my voting preference, or if I abstain from voting?

If you fail to vote via internet or by telephone as indicated on your proxy card, or fail to properly sign, date and return your proxy card, your shares will not be counted towards establishing a quorum for the Annual Meeting, which requires holders representing a majority of the outstanding shares of our common stock (including those that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) to be present in person or by proxy.

Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the votes on the proposals. If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote "FOR" the election of the eight nominees for director named in "Proposal 1—Election of Directors," "FOR" ratification of KPMG as our independent registered public accounting firm for fiscal year 2021, "FOR" advisory approval of the resolution to approve executive compensation, "AGAINST" the approval of the stockholder proposal regarding additional disclosure of the company's political activities, if such proposal is properly presented at the meeting; "AGAINST" the approval of the stockholder proposal regarding the requirement that the chairman of the board be an independent director, if such proposal is properly presented at the meeting; and "AGAINST" the approval of the stockholder proposal regarding acceleration of executive equity awards in the case of a change in control, if such proposal is properly presented at the meeting.

11	©2021 XPO Logistics, Inc.

If my shares are held in "street name" by my broker, dealer, commercial bank, trust company or other nominee, will my broker or other nominee vote my shares for me?

You should instruct your broker or other nominee on how to vote your shares of our common stock using the instructions they provide to you. Brokers or other nominees who hold shares of our common stock in "street name" for customers are prevented by the rules set forth in the Listed Company Manual (the "NYSE Rules") of the New York Stock Exchange (the "NYSE") from exercising voting discretion with respect to non-routine or contested matters (i.e., they must receive specific voting instructions from a stockholder in order to vote that stockholder's shares on non-routine or contested matters). Shares not voted by a broker or other nominee, because they did not receive specific voting instructions from the stockholder on one or more proposals, are referred to as "broker non-votes."

We expect that when the NYSE determines whether each of the six proposals to be voted on at our Annual Meeting is a routine or non-routine matter, only "Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2021" will be determined to be routine. It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in "street name" by following the instructions provided to you by your broker or other nominee.

What if I want to change my vote?

Whether you attend the Annual Meeting or not, you may revoke a proxy at any time before your proxy is voted at the Annual Meeting. You may do so by properly delivering a later-dated proxy either via internet, by telephone, by mail, or by attending the Annual Meeting virtually and voting. Please note, however, that your attendance at the Annual Meeting will not automatically revoke any prior proxy, unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to our company (Attention: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831) prior to the vote at the Annual Meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of your broker or other nominee regarding revocation of proxies.

How will the persons named as proxies vote?

If you are a registered stockholder (i.e., you hold your shares of our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., and not through a broker, bank or other nominee that holds shares for your account in "street name") and you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, by using their own discretion.

Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the "SEC") within four (4) business days after the Annual Meeting. The Current Report on Form 8-K will also be available on the internet at our website, www.xpo.com.

Who will pay for the cost of soliciting proxies?

The company will pay for the cost of soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the Annual Meeting and have agreed to pay them approximately $15,000 plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by e-mail or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees and other nominees for forwarding our proxy materials to each beneficial owner of shares of our common stock or Series A Preferred Stock held of the Record Date through them.

What is "householding" and how does it affect me?

In cases where multiple company stockholders share the same address, and the shares are held through a bank, broker or other holder of record ("street-name stockholders"), only one copy of our proxy materials will be delivered to that address unless a stockholder at that address requests otherwise. This practice, known as "householding," is intended to reduce our printing and postage costs. However, any such street-name stockholders residing at the same address who wish to receive a separate copy of our proxy materials may request a copy by contacting their bank, broker or other holder of record, or by sending a written request to: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831, or by contacting Investor Relations by telephone at 1-855-976-6951. The voting instruction form sent to a street-name stockholder should provide information on how to request a separate copy of future materials for each company stockholder at that address, if that is your preference.

Can I obtain an electronic copy of the company's proxy materials?

Yes, this Proxy Statement and our 2020 Annual Report are available on the internet at www.edocumentview.com/XPO.

12	©2021 XPO Logistics, Inc.

BOARD OF DIRECTORS AND

CORPORATE GOVERNANCE

AN OVERVIEW OF OUR MISSION AND HOW OUR BOARD COMPOSITION IS ALIGNED WITH OUR STRATEGY

Our mission is to be the leading provider of cutting-edge supply chain solutions to the most successful companies in the world and help our customers manage their goods most efficiently throughout their supply chains. We run our business on a global basis, with more than 50,000 customers served by over 100,000 employees and 1,629 locations in 30 countries, primarily in North America and Europe.

Our business has two segments, transportation and logistics—each has robust service offerings, leadership positions and growth prospects. Our transportation segment primarily provides less-than-truckload (LTL) and truck brokerage services in North America and Europe. We are a top three provider of LTL services in North America, and we have one of the largest LTL networks in Western Europe. In addition, we are the second largest truck brokerage provider globally. Our logistics segment provides order fulfillment and other distribution services differentiated by our ability to deliver technology-enabled, customized solutions. We are the second largest logistics company in the world, with one of the largest outsourced e-commerce fulfilment platforms. Our logistics customers include many preeminent companies that benefit from our scale, automation and range of vertical expertise. Our blueprint for transforming supply chain management is rooted in innovation and revolves around our people. We care deeply about keeping our employees and customers happy, and we view safety, sustainability, strong governance and a purpose-driven culture as essential components of value creation. In addition, our company is a leading proponent of supply chain technology, with a global team of technologists and data scientists who concentrate their efforts in four areas of innovation: automation and intelligent machines; visibility and customer service; our proprietary digital transportation platform; and dynamic data science.

Our Board of Directors consists of a highly skilled group of leaders who share our values and reflect our culture. Many of our directors have served as executive officers or board members of major companies and have an extensive understanding of the principles of corporate governance. In addition, our directors have a strong owner orientation—as of the Record Date, approximately 17.5% of the voting power of our capital stock is held by our directors or by entities or persons related to our directors. As described on page 19, our Board as a whole has extensive expertise in the following skill sets, all of which are relevant to our company, business, industry and strategy:

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Business operations;

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Corporate governance;

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Customer service;

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Environmental sustainability and corporate responsibility;

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Effective capital allocation;

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Critical analysis of corporate financial statements and capital structures;

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Human resource management;

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Multinational corporate management;

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Sales and marketing;

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Mergers and acquisitions, integration and optimization;

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The transportation and logistics industry;

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Risk management;

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Talent management and engagement; and

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Technology and information systems.

13	©2021 XPO Logistics, Inc.

DIRECTORS

Our Board of Directors currently consists of eight (8) members as set forth in the table below. The current term of each of our directors will expire at the 2021 Annual Meeting. Our Board has nominated all of the current directors to stand for election at the Annual Meeting, as set forth in Proposal 1 on page 66 of this Proxy Statement.

Name	Occupation

Brad Jacobs	Chairman and Chief Executive Officer, XPO Logistics, Inc.
Gena Ashe	General Counsel and Corporate Secretary, Anterix Inc.
Marlene Colucci	Executive Director, The Business Council
AnnaMaria DeSalva	Vice Chairman, XPO Logistics, Inc.; Global Chairman and Chief Executive Officer, Hill+Knowlton Strategies
Michael Jesselson	Lead Independent Director, XPO Logistics, Inc.; President and Chief Executive Officer, Jesselson Capital Corporation
Adrian Kingshott	Chief Executive Officer, AdSon, LLC; Managing Director, Spotlight Advisors, LLC
Jason Papastavrou	Founder and Chief Investment Officer, ARIS Capital Management, LLC
Oren Shaffer	Former Vice Chairman and Chief Financial Officer, Qwest Communications International, Inc.

Under the terms of an Investment Agreement, dated June 13, 2011 (the "Investment Agreement"), by and among Jacobs Private Equity, LLC ("JPE"), the other investors party thereto (collectively with JPE, the "Investors"), and our company, JPE has the right to designate certain percentages of the nominees for our Board of Directors so long as JPE owns securities representing specified percentages of the total voting power of our capital stock on a fully-diluted basis. JPE does not currently own securities representing the required voting power to qualify for the right to designate nominees for our Board of Directors. The foregoing rights of JPE under the Investment Agreement are in addition to, and not in limitation of, JPE's voting rights as a holder of capital stock of our company. JPE is controlled by Brad Jacobs, our chairman and chief executive officer. The Investment Agreement and the terms contemplated therein were approved by our stockholders at a special meeting on September 1, 2011.

None of the foregoing will prevent our Board of Directors from acting in accordance with its fiduciary duties or applicable law or stock exchange requirements or from acting in good faith in accordance with our governing documents, while giving due consideration to the intent of the Investment Agreement.

Set forth below is information regarding each of our director nominees, including the experience, qualifications, attributes or skills that led our Board to conclude that each such nominee should serve as a director.

Brad Jacobs	Chairman and Director since 2011
Age: 64

Mr. Jacobs has served as our chief executive officer and chairman of our Board of Directors since September 2, 2011. Mr. Jacobs is also the managing member of JPE, which is our largest stockholder. Prior to XPO, Mr. Jacobs led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company's first six years, and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems.
Board Committees: None
Other Public Company Boards: None

Mr. Jacobs brings to the Board:

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In-depth knowledge of the company's business resulting from his years of service with the company as its chief executive officer;

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Leadership experience as the company's chairman and chief executive officer, and a successful track record of leading companies that execute strategies similar to ours; and

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Extensive past experience as the chairman of the board of directors of several public companies.

14	©2021 XPO Logistics, Inc.

Gena Ashe	Independent Director since 2016
Age: 59

Ms. Ashe has served as a director of the company since March 21, 2016. She has served as the general counsel and corporate secretary of Anterix Inc. since July 2019, and as the president and chief executive officer of GLA Legal Advisory Group, LLC since February 2018. She was senior vice president, chief legal officer and corporate secretary of Adtalem Global Education Inc. (NYSE: ATGE) from May 2017 to February 2018, and executive vice president, chief legal officer, and corporate secretary of BrightView Landscapes, LLC (formerly The Brickman Group, Ltd. LLC) from December 2012 to June 2016. Ms. Ashe has served as vice-chairman of the Supervisory Board of XPO Logistics Europe S.A., our majority-owned subsidiary, since February 2017. In addition, she has served as a director of the Executive Leadership Council since February 2020 and American Landscape Partners, LLC since January 2021. Ms. Ashe holds a juris doctorate degree from Georgetown University Law Center, where she serves on the Georgetown Law Advisory Board, a master's degree in electrical engineering from Georgia Institute of Technology and a bachelor's degree in mathematics from Spelman College, where she sits on the Board of Trustees. She has completed the executive development program at the Wharton School of the University of Pennsylvania and holds a certificate in international management from Oxford University in England.

Board Committees: ■ Member of Audit Committee ■ Member of Acquisition Committee
Other Public Company Boards: None

Ms. Ashe brings to the Board:

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More than two decades of valuable legal experience with public and private companies, enabling her to provide guidance to the Board and management on legal matters, compliance and risk assessment and corporate governance best practices; and

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An in-depth understanding of the dynamics of three of our most important customer verticals: e-commerce, technology and food and beverage.

Marlene Colucci	Independent Director since 2019
Age: 58

Ms. Colucci has served as a director of the company since February 7, 2019. She has served as the executive director of The Business Council in Washington, D.C. since July 2013. Previously, from September 2005 to June 2013, she was executive vice president of public policy for the American Hotel & Lodging Association. From September 2003 to June 2005, she served in the White House as special assistant to President George W. Bush in the Office of Domestic Policy. In this role, she developed labor, transportation and postal reform policies and advised the president and his staff on related matters. Earlier, Ms. Colucci served as deputy assistant secretary with the U.S. Department of Labor's Office of Congressional and Intergovernmental Affairs. Her law career includes more than 12 years with the firm of Akin Gump Strauss Hauer & Feld LLP, where she served as senior counsel. She holds a juris doctorate degree from the Georgetown University Law Center.

Board Committees: ■ Member of Compensation Committee ■ Member of Acquisition Committee
Other Public Company Boards: None

Ms. Colucci brings to the Board:

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Significant experience with public policy development, including labor and transportation policy, from over two decades of relevant government and private sector experience; and

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Meaningful perspectives on matters of corporate governance and business operations from her tenure leading the premier association of chief executive officers of the world's most important business enterprises.

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AnnaMaria DeSalva	Independent Director since 2017
Age: 52	Vice Chairman since 2019

Ms. DeSalva has served as a director of the company since September 19, 2017 and vice chairman of the Board since February 7, 2019. She has served as global chairman and chief executive officer of Hill+Knowlton Strategies since June 2019. Prior to that, Ms. DeSalva served as chief communications officer of E.I. du Pont de Nemours & Co. (DuPont) from March 2014 to January 2018, then as senior advisor to the CEO of DowDuPont until February 2019. Previously, she served as vice president of corporate affairs for biopharmaceutical innovation at Pfizer; was an advisor to the U.S. Food and Drug Administration; and led the global healthcare practice of Hill & Knowlton. For Bristol-Myers Squibb, she led global public affairs for the oncology business and served as the director of the Bristol-Myers Squibb Foundation. Ms. DeSalva serves on the board of governors of Argonne National Laboratory of the U.S. Department of Energy and is a member of its compensation and nominating committees. She is a member of The Economic Club of New York, The Partnership for New York City, and the Paley International Council, and a Trustee of the Committee for Economic Development of The Conference Board. Ms. DeSalva also serves on the boards of directors of the non-profit Project Sunshine and the William & Mary Alumni Association. She is a graduate of The College of William & Mary in Williamsburg, Virginia, where she serves as executive in residence at the Raymond A. Mason School of Business. Ms. DeSalva has completed the Harvard School of Public Health's executive education program in risk communication, and the Advanced Health Leadership Program jointly offered by the University of California at Berkeley and Pompeu University in Barcelona, Spain.

Board Committees: ■ Chairman of Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: None

Ms. DeSalva brings to the Board:

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Global perspective as the chief executive officer of a multinational organization serving clients across almost every sector of the world economy; and

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Significant experience in corporate affairs, regulatory affairs and corporate social responsibility, having previously served in senior leadership roles at several public companies.

Michael Jesselson	Independent Director since 2011
Age: 69	Lead Independent Director since 2016

Mr. Jesselson has served as a director of the company since September 2, 2011 and as lead independent director since March 20, 2016. He has been president and chief executive officer of Jesselson Capital Corporation since 1994, and became a director of Ascendant Digital Acquisition Corp. (NYSE: ACND) in July 2020. Mr. Jesselson served as a director of American Eagle Outfitters, Inc. (NYSE: AEO) from November 1997 to May 2017, most recently as its lead independent director. Earlier, he worked at Philipp Brothers, a division of Engelhard Industries from 1972 to 1981, then at Salomon Brothers Inc. in the financial trading sector. He is a director of C-III Capital Partners LLC, Clarity Capital and other private companies, as well as numerous philanthropic organizations. Mr. Jesselson also serves as the chairman of Bar Ilan University in Israel. He attended New York University School of Engineering.

Board Committees: ■ Member of Audit Committee ■ Member of Compensation Committee ■ Member of Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: Ascendant Digital Acquisition Corp. (NYSE: ACND)

Mr. Jesselson brings to the Board:

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Significant experience with public company governance through prior service on the board of directors of American Eagle Outfitters, including as its lead independent director; and

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Extensive investment expertise.

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Adrian Kingshott	Independent Director since 2011
Age: 61

Mr. Kingshott has served as a director of the company since September 2, 2011. He has served as the chief executive officer of AdSon, LLC since October 2005, managing director of Spotlight Advisors, LLC since September 2015 and a member of the board of directors of Centre Lane Investment Corp. since May 2011. Mr. Kingshott was a senior advisor to Headwaters Merchant Bank from 2013 until June 2018. Previously, with Goldman Sachs, he was co-head of the firm's Global Leveraged Finance business and held other positions over a 17-year tenure. More recently, Mr. Kingshott was a managing director and portfolio manager at Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets and Investments at Fordham University's Gabelli School of Business. He holds a master's degree in business administration from Harvard Business School and a master of jurisprudence degree from Oxford University.

Board Committees: ■ Chairman of Acquisition Committee
Other Public Company Boards: None

Mr. Kingshott brings to the Board:

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More than 25 years of experience in the investment banking and investment management industries; and

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Expertise with respect to corporate governance, acquisition transactions, debt and equity financing and corporate financial management issues.

Jason Papastavrou, Ph.D.	Independent Director since 2011
Age: 58

Dr. Papastavrou has served as a director of the company since September 2, 2011. He founded ARIS Capital Management, LLC in 2004 and serves as its chief investment officer. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors, and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou served on the board of directors of United Rentals, Inc. (NYSE: URI) from April 2005 to May 2020.

Board Committees: ■ Chairman of Compensation Committee ■ Member of Audit Committee ■ Member of Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: None

Dr. Papastavrou brings to the Board:

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Financial expertise related to his qualifications as an "audit committee financial expert" under SEC regulations; and

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Extensive experience with finance and risk-related matters, from holding senior positions at investment management firms.

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Oren Shaffer	Independent Director since 2011
Age: 78

Mr. Shaffer has served as a director of the company since September 2, 2011. From 2002 to 2007, Mr. Shaffer was vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc., executive vice president and chief financial officer of Ameritech Corporation, and held senior executive positions with The Goodyear Tire & Rubber Company, where he also served on the board of directors. Additionally, Mr. Shaffer served as a director on the board of Terex Corporation from 2007 until May 2019. He holds a master's degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

Board Committees: ■ Chairman of Audit Committee
Other Public Company Boards: None

Mr. Shaffer brings to the Board:

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Senior financial, operational and strategic experience with various large companies;

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Corporate governance expertise from serving as director of various public companies; and

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Financial expertise related to his qualifications as an "audit committee financial expert" under SEC regulations.

18	©2021 XPO Logistics, Inc.

SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

19	©2021 XPO Logistics, Inc.

ROLE OF THE BOARD AND BOARD LEADERSHIP STRUCTURE

Our business and affairs are managed under the direction of our Board of Directors, which is our company's ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board's primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management, and provides advice and counsel to management. In fulfilling the Board's responsibilities, our directors have full access to our management, internal and external auditors and outside advisors.

Furthermore, our Board of Directors is committed to independent Board oversight. Our current Board leadership structure includes an executive chairman as well as a lead independent director and an independent vice chairman. The positions of chairman of the Board and chief executive officer are both currently held by Mr. Jacobs. Our Board believes that this combination of roles is appropriate because the structure enables decisive leadership and ensures clear accountability in the context of strong Board practices and a Board culture that facilitates independent oversight. On December 2, 2020, Mr. Jacobs underscored his commitment to maximizing shareholder value when XPO announced that the Board had authorized company management to pursue a plan to spin off XPO's logistics business into an independent, publicly-traded company. The planned spinoff demonstrates Mr. Jacobs' ability to focus on creating value for stockholders and also remain intensely committed to the satisfaction of our customers and employees. Our Board believes the dual roles function well for our company based on our current strategy, governance and ownership structure.

To further strengthen its independent decision-making, our Board has approved a set of Corporate Governance Guidelines (the "Guidelines"), which provide that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors, and who shall serve a term of at least one year. The position of lead independent director has been structured to serve as an effective balance to the dual roles served by Mr. Jacobs, and to include, among other duties: (i) presiding at all meetings of the Board of Directors at which the chairman is not present; (ii) presiding at all executive sessions of the independent directors, which must take place at least once a year without members of management present; and (iii) calling additional meetings of the independent directors as necessary. In practice, in 2020, our independent directors met in executive sessions much more frequently. The lead independent director also serves as a liaison between the chairman and the independent directors. Together with the chairman, the lead independent director approves Board meeting agendas, meeting schedules and meeting materials to be distributed to our Board of Directors in order to ensure sufficient time for informed discussion of issues. The lead independent director is also available to meet with significant stockholders as required. On March 20, 2016, the independent directors appointed Mr. Jesselson to serve as lead independent director.

In addition, on February 7, 2019, the Board established an independent vice chairman position as part of its ongoing commitment to strong corporate governance. The position of vice chairman is defined as an independent director with authorities and duties that include, among others: (i) presiding at meetings of the Board where the chairman and lead independent director are not present; (ii) assisting the chairman, when appropriate, in carrying out his or her duties; (iii) assisting the lead independent director, when appropriate, in carrying out his or her duties; and (iv) such other duties, responsibilities and assistance as the Board or the chairman may determine. Ms. DeSalva was appointed to serve as vice chairman on February 7, 2019, to provide support on key governance matters and stockholder engagement to the chairman, lead independent director and the Board.

Further information regarding the positions of lead independent director and vice chairman is set forth in the Guidelines. The Guidelines are available on the company's corporate website at www.xpo.com under the Investors tab.

Our Board of Directors held 20 meetings during 2020. Each person currently serving as a director attended at least 93% of the Board meetings, as well as the meetings of any committee(s) on which he or she served. In addition, during 2020, our Board of Directors acted twice via unanimous written consent.

Our directors are expected to attend our annual meetings. Any director who is unable to attend is expected to notify the chairman of the Board in advance of the meeting date. All of our directors serving and standing for re-election attended the 2020 Annual Meeting of Stockholders.

BOARD RISK OVERSIGHT

Our Board of Directors provides overall risk oversight, with a focus on the most significant risks facing our company. In addition, the Board is responsible for ensuring that appropriate crisis management and business continuity plans are in place. The management of risks to our business, and the execution of contingency plans, are primarily the responsibility of our senior management team.

20	©2021 XPO Logistics, Inc.

Our Board and senior management team regularly discuss the company's business strategy, operations, policies, controls, prospects, and current and potential risks. These discussions include approaches for assessing, monitoring, mitigating and controlling risk exposure. The Board has delegated responsibility for the oversight of specific risks special committees as follows:

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Audit Committee. The Audit Committee oversees the policies that govern the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses major financial risk exposures with our management and discusses the steps that management has taken to monitor and control these exposures. Additionally, the Audit Committee is responsible for reviewing risks arising from related party transactions involving our company, and for overseeing our companywide Code of Business Ethics and overall compliance with legal and regulatory requirements.

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Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs. The Committee ensures that the company's compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the company's stockholders, while simultaneously holding our senior leadership team accountable.

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Nominating, Corporate Governance and Sustainability Committee. The Nominating, Corporate Governance and Sustainability Committee oversees risks related to our governance structure and processes, as well as risks associated with the company's corporate sustainability practices and reporting.

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Acquisition Committee. The Acquisition Committee oversees risks related to the execution of our acquisition strategy.

To navigate the evolving COVID-19 pandemic, we assembled a cross-disciplinary crisis management team that includes all of our executive officers. This team oversees the management of COVID-19 risks to employee health and safety, which is paramount, and to our business operations and financial condition. Board members receive frequent updates from the crisis management team at formal Board meetings and through informal direct participation in crisis management team meetings. Among other topics, these updates cover the measures we are taking to address the risk of transmission of COVID-19 among our employees and the wider communities in which we operate, as well as our COVID-related communications with employees, customers and other company stakeholders.

In addition, the Board periodically holds special sessions to evaluate topical trends identified as significant risks or items of strategic interest, such as human resources management, information technology and cyber security. The Board is committed to ensuring that our company has the resources and infrastructure necessary to appropriately address all significant risks.

COMMITTEES OF THE BOARD AND COMMITTEE MEMBERSHIP

Our Board of Directors has established four separately designated, standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Sustainability Committee, and the Acquisition Committee. Each of these committees has a written charter that complies with applicable SEC rules and with the NYSE Listed Company Manual. These charters are available at www.xpo.com. You may obtain a printed copy of any of these charters, without charge, by sending a request to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

The Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee are each composed entirely of independent directors within all applicable standards, as discussed below. Our Board's general policy is to review and approve committee assignments annually. After consulting with our Board chairman and considering member qualifications, the Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all committee assignments, including the roles of committee chairmen. Each committee is authorized to retain, in its sole authority, its own outside counsel and other advisors at the company's expense as it desires. Also, each committee may form and delegate authority to subcommittees when appropriate. Our Board may eliminate or create additional committees as it deems appropriate.

21	©2021 XPO Logistics, Inc.

The following table sets forth the membership of each of our Board committees as of the Record Date. Mr. Jacobs does not serve on any Board committees.

Name	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee	Acquisition Committee

Gena Ashe	✓			✓
Marlene Colucci		✓		✓
AnnaMaria DeSalva			C
Michael Jesselson	✓	✓	✓
Adrian Kingshott				C
Jason Papastavrou*	✓	C	✓
Oren Shaffer*	C

C = Committee chairman	✓ = Committee member		* = Audit Committee Financial Expert

A brief summary of the committees' responsibilities follows:

Audit Committee. Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to assist our Board of Directors in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent registered public accounting firm, (v) the performance of our independent registered public accounting firm and internal audit function and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years, and is able to read and understand fundamental financial statements. During 2020, the Audit Committee was comprised of the following four directors: Mr. Shaffer (chairman), Ms. Ashe, Mr. Jesselson and Dr. Papastavrou. During 2020, the Audit Committee met seven times and acted three times via unanimous written consent. Our Board has determined that Mr. Shaffer and Dr. Papastavrou each qualify as an "audit committee financial expert" as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review and approve the compensation of our executive management, (iii) to review company contributions to qualified and non-qualified plans, (iv) to prepare any report on executive compensation required by SEC rules and regulations, and (v) to retain independent compensation consultants and oversee the work of such consultants. During 2020, the Compensation Committee met 11 times and, in addition, acted four times via unanimous written consent to deliberate on a range of matters relating to compensation, including:

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Certification of goal attainment for performance-based stock unit awards ("PSUs")

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Director and executive compensation benchmarking, compared to market levels of pay

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Trends in executive pay practices and relevant developments within the regulatory landscape

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Executive compensation decision frameworks and strategies for cash and long-term incentive compensation

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Thresholds, targets and/or maximum values related to cash compensation

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Risk assessment of incentive compensation plans

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NEO performance evaluations with respect to financial and non-financial goals and expectations

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Approval of compensation decisions for directors and executive officers

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Evaluation of share utilization (i.e., burn rate and dilution) in our employee equity plan

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Compliance with executive stock ownership guidelines

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Material changes in benefit plans across the company

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Cash bonus accruals for employees in our company's annual incentive plan, based on financial performance of each business

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Participation in XPO's employee stock purchase program

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Review and certification of compensation advisor independence

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Inclusion of the compensation, discussion and analysis disclosure in the company's annual proxy statement

22	©2021 XPO Logistics, Inc.

From January 1, 2020 to April 17, 2020, the Compensation Committee was comprised of the following four directors: Mr. Kingshott (chairman), Ms. Colucci, Mr. Jesselson and Dr. Papastavrou. On April 17, 2020, Mr. Kingshott stepped down from the Compensation Committee and Dr. Papastavrou was appointed chairman of the committee.

Nominating, Corporate Governance and Sustainability Committee. The primary responsibilities of the Nominating, Corporate Governance and Sustainability Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board to fill a vacancy, (ii) to make recommendations to the Board concerning committee appointments, (iii) to develop, recommend to the Board and annually review the Guidelines and oversee corporate governance matters, (iv) to support the Board in its oversight of our company's purpose-driven sustainability strategies, performance and external disclosures, including ESG matters and related stakeholder engagement, and (v) to oversee an annual evaluation of our Board and its committees. During 2020, the Nominating, Corporate Governance and Sustainability Committee was comprised of the following three directors: Ms. DeSalva (chairman), Mr. Jesselson and Dr. Papastavrou. The Nominating, Corporate Governance and Sustainability Committee met three times during 2020. In December 2020, the Board approved amendments to the charter of the Nominating, Corporate Governance and Sustainability Committee to support the Board in its oversight of our company's purpose-driven sustainability strategies, performance and external disclosures, including material ESG matters and related stakeholder engagement.

Acquisition Committee. The Acquisition Committee is responsible for approving acquisition, divestiture and related transactions proposed by our management in which the total consideration to be paid or received by us, for any particular transaction, does not exceed the limits that may be established by our Board of Directors from time to time. From January 1, 2020 to April 17, 2020, the Acquisition Committee was comprised of the following four directors: Dr. Papastavrou (chairman), Ms. Ashe, Ms. Colucci and Mr. Kingshott. On April 17, 2020, Dr. Papastavrou stepped down from the Acquisition Committee and Mr. Kingshott was appointed as chairman of the committee. The Acquisition Committee did not meet during 2020.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2020.

2020 Director Compensation Table(1)

Name	Fees Earned in Cash(2)	Stock Awards(3)	Total

Gena Ashe(4)	$80,000	$190,000	$270,000
Marlene Colucci(5)	$80,000	$190,000	$270,000
AnnaMaria DeSalva(6)	$125,000	$190,000	$315,000
Michael Jesselson(7)	$105,000	$190,000	$295,000
Aris Kekedjian(8)	$29,451	$190,000	$29,451
Adrian Kingshott(9)	$96,470	$190,000	$286,470
Jason Papastavrou(10)	$98,530	$190,000	$288,530
Oren Shaffer(11)	$105,000	$190,000	$295,000

(1)
Compensation information for Brad Jacobs, who is a NEO of our company, is disclosed in this Proxy Statement under the heading "Executive Compensation—Compensation Tables." Mr. Jacobs did not receive additional compensation for his service as a director.

(2)
The amounts reflected in this column represent the fees earned by the directors for their service during 2020. Because the fees are paid in arrears and fourth quarter payments are received during the following calendar year, fees earned more accurately represent the compensation received by our directors.

(3)
The amounts reflected in this column represent the grant date fair value of the awards made in 2020, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 "Compensation—Stock Compensation" ("ASC 718"). For further discussion of the assumptions used in the calculation of the grant date fair value, please see "Notes to Consolidated Financial Statements—Note 15. Stock-Based Compensation" of our company's Annual Report on Form 10-K for the year ended December 31, 2020. The values reported in this column represent 2,392 restricted stock units ("RSUs") granted to each of the directors serving on January 2, 2020. These awards vested on January 4, 2021. Mr. Kekedjian ceased to be a director on May 14, 2020 and the RSU award granted to him forfeited as a result. Each director serving on January 4, 2021 received an award of 1,604 RSUs on such date for service as a director in 2021; these awards will vest on January 3, 2022 and are not reflected in the table above.

(4)
As of December 31, 2020, Ms. Ashe held 14,398 RSUs. The above table does not include €39,000 of fees paid to Ms. Ashe for her service as vice-chairman of the Supervisory Board of XPO Logistics Europe S.A., our majority-owned subsidiary.

(5)
As of December 31, 2020, Ms. Colucci held 2,392 RSUs. As of the Record Date, Ms. Colucci beneficially owns a total of 2,637 shares of our common stock as disclosed in this Proxy Statement under the heading "Security Ownership of Certain Beneficial Owners and Management."

(6)
As of December 31, 2020, Ms. DeSalva held 5,641 RSUs. As of the Record Date, Ms. DeSalva beneficially owns a total of 2,881 shares of our common stock as disclosed in this Proxy Statement under the heading "Security Ownership of Certain Beneficial Owners and Management."

23	©2021 XPO Logistics, Inc.

(7)
As of December 31, 2020, Mr. Jesselson held 8,433 RSUs. As of the Record Date, Mr. Jesselson beneficially owns a total of 289,380 shares of our common stock as disclosed in this Proxy Statement under the heading "Security Ownership of Certain Beneficial Owners and Management."

(8)
Mr. Kekedjian ceased to be a director on May 14, 2020 and received a prorated cash payment of $9,451 for his service during the second quarter of 2020.

(9)
As of December 31, 2020, Mr. Kingshott held 22,440 RSUs. As of the Record Date, Mr. Kingshott beneficially owns a total of 73,742 shares of our common stock as disclosed in this Proxy Statement under the heading "Security Ownership of Certain Beneficial Owners and Management."

(10)
As of December 31, 2020, Dr. Papastavrou held 21,691 RSUs. As of the Record Date, Dr. Papastavrou beneficially owns a total of 180,208 shares of our common stock as disclosed in this Proxy Statement under the heading "Security Ownership of Certain Beneficial Owners and Management."

(12)
As of December 31, 2020, Mr. Shaffer held 27,440 RSUs. As of the Record Date, Mr. Shaffer beneficially owns a total of 31,136 shares of our common stock as disclosed in this Proxy Statement under the heading "Security Ownership of Certain Beneficial Owners and Management."

The compensation of our directors is subject to approval of our Board, which is based, in part, on the recommendation of the Compensation Committee. Directors who are employees of our company do not receive additional compensation for service as members of either our Board of Directors or its committees.

For service during calendar year 2020, our non-employee directors received an annual cash retainer of $80,000, payable quarterly in arrears, and time-based RSUs ("Time-Based RSUs") worth $190,000. The annual grant of such Time-Based RSUs was made on the first business day of 2020 (the "RSU Grant Date") and the number of units was determined by dividing $190,000 by the average of the closing prices of the company's common stock on the ten trading days immediately preceding the RSU Grant Date. The grant vested on the first business day of 2021. The vice chairman of the Board received an additional $25,000 annual cash retainer, payable quarterly in arrears. The lead independent director also received an additional $25,000 annual cash retainer, payable quarterly in arrears. The chairmen of our Audit Committee, our Compensation Committee, our Nominating, Corporate Governance and Sustainability Committee and our Acquisition Committee each received an additional cash retainer of $25,000, $20,000, $20,000 and $15,000, respectively, payable quarterly in arrears.

No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

In 2016, our Board adopted a stock ownership policy establishing guidelines and stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to a stock ownership guideline of six (6) times the annual cash retainer. To determine compliance with these guidelines, generally, common shares held directly or indirectly, and unvested restricted stock units subject solely to time-based vesting, count towards meeting the stock ownership guidelines. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable. Until the guidelines are met, 70% of shares received upon settlement of equity-based awards are required to be retained by the director. Under the policy, a newly-appointed director is required to reach the required ownership level no later than three years from the date of his or her appointment. As of the Record Date, all of our non-employee directors were in compliance with our stock ownership policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From January 1, 2020 to April 17, 2020, the Compensation Committee was comprised of the following four directors: Mr. Kingshott (chairman), Ms. Colucci, Mr. Jesselson and Dr. Papastavrou. On April 17, 2020, Mr. Kingshott stepped down and Dr. Papastavrou replaced him as chairman of the Compensation Committee. None of the members of our Compensation Committee have been an officer or employee of our company. During 2020, there were no material transactions between the company and the members of the Compensation Committee, other than described in the "Certain Relationships and Related Party Transactions" section on page 28, and none of our executive officers served on any compensation committee or board of directors of any entity that has one or more executive officers serving on our Compensation Committee or on our Board of Directors.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS

Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted Corporate Governance Guidelines on January 16, 2012, and most recently adopted amendments to the Guidelines on February 7, 2019, to establish the position of vice chairman of the Board. The vice chairman provides support on key governance matters and stockholder engagement to the chairman, lead independent director and the Board.

The Guidelines serve as a framework within which our Board conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board and responsibilities for members of our Board, and conducts an annual evaluation of the effectiveness of our Board and its committees. The Nominating, Corporate Governance and Sustainability Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending appropriate changes to our Board in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our company's evolving needs.

24	©2021 XPO Logistics, Inc.

We have a Code of Business Ethics (the "Code") that applies to our directors and executive officers. This Code is designed to deter wrongdoing, promote the honest and ethical conduct of all employees and promote compliance with applicable governmental laws, rules and regulations, as well as provide clear channels for reporting concerns. The Code constitutes a "code of ethics" as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code or waivers of any provision of the Code as applicable to our principal executive officer, our principal financial officer and our principal accounting officer, by posting such disclosures on our website pursuant to SEC rules.

The Guidelines and our Code of Business Ethics are available on our website at www.xpo.com. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

DIRECTOR INDEPENDENCE

Under the Guidelines, our Board of Directors is responsible for making independence determinations annually with the assistance of the Nominating, Corporate Governance and Sustainability Governance Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of "independent director" under Section 303A.02 of the NYSE Listed Company Manual. Our Board has affirmatively determined that each person who served as a director during any part of 2020, except for Mr. Jacobs, our chairman of the Board and chief executive officer, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual.

In addition to the independence standards provided in the Guidelines, our Board has determined that each director who serves on our Audit Committee satisfies standards for independence of Audit Committee members established by the SEC, that is, the director may not: (i) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than their director compensation, or (ii) be an affiliated person of our company or any of its subsidiaries. Our Board has also determined that each member of the Compensation Committee satisfies the NYSE standards for independence of Compensation Committee members, which became effective on July 1, 2013. Additionally, our Board has determined that each member of the Nominating, Corporate Governance and Sustainability Committee satisfies the NYSE standards for independence. In making the independence determinations for each director, our Board and the Nominating, Corporate Governance and Sustainability Committee analyzed certain relationships of the directors that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K. For Ms. Colucci, those relationships included ordinary course commercial transactions between our company and the entity for which Ms. Colucci serves as an executive. For Mr. Jesselson, those relationships included ordinary course commercial transactions between our company and the entity for which Mr. Jesselson serves as an executive. For Dr. Papastavrou, those relationships included ordinary course commercial transactions between our company and an entity for which Dr. Papastavrou served as a director until May 2020.

DIRECTOR SELECTION PROCESS

The Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board of Directors all nominees for election to the Board, including nominees for re-election to the Board, in each case, after consultation with the chairman of the Board and in accordance with our company's contractual obligations. Pursuant to the Investment Agreement, JPE has had and may in the future have the contractual right, based on its securities ownership as described above under "Directors," to designate for nomination by our Board a certain percentage of the members of our Board. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating, Corporate Governance and Sustainability Committee considers, among other things, breadth of experience, financial expertise, wisdom, integrity, an ability to make independent analytical inquiries, an understanding of our company's business environment, knowledge and experience in areas such as technology and marketing, and other disciplines relevant to our company's businesses, the nominee's ownership interest in our company, and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. When searching for new directors, our Board endeavors to actively seek out highly qualified women and individuals from underrepresented minorities to include in the candidate pool. Our Board aims to create a team of diverse and highly skilled directors who provide our global company with thoughtful board oversight. The Nominating, Corporate Governance and Sustainability Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board's composition.

Subject to the contractual rights granted to JPE pursuant to the Investment Agreement, the Nominating, Corporate Governance and Sustainability Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management, recommendations from our stockholders or any other source the committee deems appropriate, including engaging a third-party consulting firm to assist in identifying independent director candidates.

Our Board will consider nominees submitted by our stockholders, subject to the same factors that are brought to bear when it considers nominees referred by other sources. Our stockholders can nominate candidates for election as directors by following the procedures set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the 2021 Annual Meeting.

25	©2021 XPO Logistics, Inc.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the secretary of our company not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year's annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator's name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each such proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules, and (iv) the consent of the proposed candidate to serve as a member of our Board.

Any stockholder who wishes to nominate a potential director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

BOARD OVERSIGHT OF HUMAN RESOURCE MANAGEMENT

Our culture at XPO is about being safe, respectful, entrepreneurial, innovative and inclusive.

XPO management and our Board of Directors are committed to maintaining XPO's rewarding work environment. Our success relies in large part on our strong governance structure and Code of Business Ethics, our good corporate citizenship and, importantly, engaged employees who embrace our values. Our management team and Board work together in a transparent manner, allowing for open communication, including with respect to human resources-related matters. Our directors have access to information about our human resources operations and plans, and our chief human resources officer is invited to attend and speak regularly at meetings of our Board. At the onset of the COVID-19 pandemic, the full Board was directly involved in our pandemic response through frequent meetings, access to management calls and access to our crisis management team. The Board met nine times between March and May to discuss, in depth, the impact of COVID-19 and the company's response. The Compensation Committee met 11 times during 2020 to discuss executive compensation and other items related to human resources management. Our directors also have opportunities to attend and participate in quarterly operating review meetings with business unit management.

As a customer-centric company with a strong service culture, we constantly work to maintain our position as an employer of choice. This requires an unwavering commitment to workplace inclusion and safety, as well as competitive total compensation that meets the needs of our employees and their families. Throughout 2020, we made ongoing significant investments in the safety, well-being and satisfaction of our employees in the following areas, among others:

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Diversity, Equity and Inclusion (DE&I): As part of our ongoing commitment to improve our Environmental, Social and Governance footprint, we promoted an internal candidate to the newly-created position of chief diversity officer, and we linked ESG performance targets, including DE&I initiatives, to 25% of our top executives' long-term incentive compensation, to further strengthen this aspect of our culture.

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Health and Safety: Amid the onset of COVID-19, we employed a combination of measures to protect our employees, including 100% paid pandemic sick leave for eligible employees, frontline employee appreciation pay for approximately 40,000 workers in the U.S. and Canada, personal protective equipment for employees in all workplaces, a contactless delivery policy, and expanded access to mental health counseling services. Our response to COVID-19 reflected our long-standing commitment to a culture of safety built on shared responsibility and continuous improvement. A major pillar of our safety performance is our Road to Zero program, which aims to achieve zero occupational injuries and illnesses, while also supporting the emotional security of all XPO colleagues in our workplaces. In 2020, our logistics operations in the U.S. maintained an Occupational Safety and Health Administration ("OSHA") total recordable incident rate ("TRIR") that was less than half the published rate for the Warehousing and Storage sector, based on the "Industry Injury and Illness Data" of the U.S. Bureau of Labor Statistics.

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Talent Development and Engagement: We ask our employees for feedback through engagement surveys, virtual roundtables and town halls. We use these periodic engagements to gauge our progress, ask for constructive suggestions and create action plans to execute improvements. We emphasize professional development and the identification of top industry talent in all aspects of our talent development process. Our professional development initiatives include Grow at XPO, RISE and an XPO Graduate program.

■
Expansive Total Rewards: We offer a total compensation package that is both competitive and progressive to help attract and retain outstanding talent. In 2020, we provided annual merit increases to hourly employees, maintaining our strong market competitiveness. We also offered health plan options, a comprehensive pregnancy care policy, family bonding policy, tuition reimbursement, company contributions to 401(k) retirement accounts and additional benefits, such as diabetes management, supplemental insurance and short-term loans.

Our 2020 Sustainability Report and 2020 Form 10-K disclosures provide additional details of our global progress in these key areas.

26	©2021 XPO Logistics, Inc.

BOARD OVERSIGHT OF SUSTAINABILITY MATTERS

Our approach to sustainability is one of purpose-driven progress rooted in innovation. We work to promote environmental, social and organizational sustainability through the decisions we make and our interactions with colleagues, customers, suppliers and other stakeholders. Sustainability features prominently in deliberations among our directors and informs their overall approach to risk oversight. In December 2020, the Board approved amendments to the charter of the Nominating, Corporate Governance and Sustainability Committee to support the Board in its oversight of, and engagement with, management regarding the company's purpose-driven sustainability strategies, performance and external disclosures, including material ESG matters, and related stakeholder engagement.

We believe that sustainability is essential to our company's long-term viability. It fosters an equitable workplace for our employees, both now and in the future. In addition, ESG matters are important to many of our stakeholders who want to do business with partners that share their goals; for example, the transition to a low-carbon economy.

We are pleased to have published our 2020 Sustainability Report detailing our progress in the areas of environmental sustainability, social initiatives and governance performance. Our 2020 Sustainability Report is available at sustainability.xpo.com. Members of our Board reviewed the contents of the report and provided feedback to the company.

BOARD OVERSIGHT OF INFORMATION TECHNOLOGY AND CYBERSECURITY RISK MANAGEMENT

Our Board maintains direct oversight over information technology and cybersecurity risk. The Board both receives and provides feedback on regular updates from management regarding information technology and cybersecurity governance processes, the status of projects to strengthen internal cybersecurity and the results of security breach simulations. The Board also discusses relevant incidents in the industry and the emerging threat landscape.

We have a robust IT security team, managed by our chief information security officer; this team continuously reviews relevant legislative, regulatory and technical developments and enhances our information security capabilities in order to protect against potential threats. We are continually improving our detection and recovery processes and have rolled out an IT security training program that all employees are required to complete at regular intervals. We also obtained an information security risk insurance policy.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other parties interested in communicating with our Board of Directors, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors c/o Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831. Please note that we will not forward communications to the Board that qualify as spam, junk mail, mass mailings, resumes or other forms of job inquiries, surveys, business solicitations or advertisements.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Stockholder proposals intended to be presented at our 2022 Annual Meeting of Stockholders must be received by our Secretary no later than December 14, 2021, in order to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year's annual meeting. For example, assuming that our 2022 Annual Meeting is held on or after May 11, 2022, any stockholder proposal to be considered at the 2022 Annual Meeting, including nominations of persons for election to our Board, must be properly submitted to us not earlier than November 12, 2021, nor later than February 10, 2022.

Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request sent to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

27	©2021 XPO Logistics, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related person (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence.

Following approvals by an independent disinterested special committee of our Board and the Audit Committee to the extent required by our policy on related party transactions, in December 2020 and January 2021, the company entered into separate exchange agreements with certain holders of our preferred stock and warrants, including the following of our directors and officers: Jacobs Private Equity, LLC, of which Mr. Brad Jacobs is the Managing Member; three trusts of which Mr. Michael Jesselson is a trustee; Springer Wealth Management, LLC, of which Dr. Jason Papastavrou is the Managing Member; Mr. Adrian Kingshott; Mr. Oren Shaffer; and Mr. Troy Cooper (the "Exchanging Directors and Officers"). Pursuant to the exchange agreements, the Exchanging Directors and Officers (i) exchanged their preferred stock for a combination of (x) our common stock, based on the number of shares of common stock into which our preferred stock was then convertible; and (y) a lump-sum cash payment that represented an approximation of the net present value of the future dividends required by the terms of our preferred stock to be paid by us; and/or (ii) exchanged their warrants for the number of shares of our common stock that was equal to the number of shares of common stock that such holder would be entitled to receive upon an exercise of the warrants less the number of shares of our common stock that had an approximate value equal to the exercise price of the warrants, based on the formula set forth in the exchange agreements. All of the holders of our preferred stock and warrants have signed an exchange agreement, and we expect all holders of preferred stock and warrants to exchange their securities for shares of our common stock pursuant to the terms of the exchange agreement. All of the exchange transactions, whether with our directors and officers or with the other holders of our preferred stock and warrants, occurred on substantially the same terms.

We issued an aggregate of 9,882,141 unregistered shares of our common stock to the Exchanging Directors and Officers in connection with the preferred stock exchanges; and an aggregate of 9,333,733 unregistered shares of our common stock to the Exchanging Directors and Officers in connection with the warrant exchanges. We paid an aggregate of approximately $22.4 million to the Exchanging Directors and Officers as part of the lump-sum cash payments in connection with the preferred stock exchanges.

The exchange transactions were made to simplify our equity capital structure, including in contemplation of our previously announced plan to pursue a spin-off of our logistics business.

28	©2021 XPO Logistics, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each NEO, and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.

Under applicable SEC rules, a person is deemed to be the "beneficial owner" of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner, and which are exercisable or convertible within 60 days, have been exercised or converted. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is care of XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

	Beneficially Owned	Outstanding(1)
Name of Beneficial Owner	Shares of Common Stock	Percentage of Common Stock

Beneficial Ownership of 5% or more:
Jacobs Private Equity, LLC	18,518,926 (2)	16.6%
Orbis Investment Management Limited(3) Orbis House, 25 Front Street Hamilton Bermuda HM11	13,980,053	12.5%
BlackRock, Inc.(4) 55 East 52nd street New York, NY 10055	8,327,934	7.5%
The Vanguard Group(5) 100 Vanguard Blvd., Malvern, PA 19355	8,095,381	7.2%
Directors:
Gena Ashe	14,398 (6)	*
Marlene Colucci	5,029 (7)	*
AnnaMaria DeSalva	8,522 (8)	*
Michael Jesselson	289,380 (9)	*
Adrian Kingshott	96,182 (10)	*
Jason Papastavrou	201,899 (11)	*
Oren Shaffer	58,576 (12)	*
NEOs:
Brad Jacobs+	18,906,342 (13)	16.9%
Troy Cooper	139,315	*
Mario Harik	123,548	*
David Wyshner	6,193 (14)	*
Sarah Glickman	3,602 (15)	*
Kurt Rogers	3,853 (16)	*
Current Directors and Executive Officers as a Group: (11 People)	19,849,384 (17)	17.8%

*
Less than 1%

+
Director and Executive Officer

(1)
For purposes of this column, the number of shares of the class outstanding for each person reflects the sum of: (i) 111,676,088 shares of our common stock that were outstanding as of the Record Date, and (ii) the number of RSUs held, if any, that are or will become vested within 60 days of the Record Date.

(2)
Mr. Jacobs has indirect beneficial ownership of the shares of our common stock beneficially owned by JPE as a result of being its managing member. In addition, Mr. Jacobs directly owns 387,416 shares of our common stock following the vesting of equity incentive awards and exercise of stock options. See footnote(13) below.

29	©2021 XPO Logistics, Inc.

(3)
Based on Amendment No. 8 to the Schedule 13G filed on January 11, 2021 by Orbis Investment Management Limited ("OIML"), Orbis Investment Management (U.S.), L.P. ("OIMUS") and Allan Gray Australia Pty Ltd ("AGAPL"), which reported that, as of December 31, 2020, OIML beneficially owned 13,853,375 shares of our common stock, OIMUS beneficially owned 119,113 shares of our common stock, and AGAPL beneficially owned 7,565 shares of our common stock. The group has sole voting and sole dispositive power over such shares of our common stock.

(4)
Based on Amendment No. 2 to the Schedule 13G filed on February 1, 2021 by BlackRock, Inc., which reported that, as of December 31, 2020, BlackRock, Inc. beneficially owned 8,327,934 shares of our common stock, with sole voting power over 7,764,109 shares of our common stock and sole dispositive power over 8,327,934 shares of our common stock.

(5)
Based on Amendment No. 6 to the Schedule 13G filed on February 10, 2021 by The Vanguard Group, which reported that, as of December 31, 2020, The Vanguard Group beneficially owned 8,095,381 shares of our common stock with shared voting power over 83,351 shares of our common stock, sole dispositive power over 7,889,423 shares of our common stock and shared dispositive power over 205,958 shares of our common stock.

(6)
Consists of 14,398 RSUs that are or will become vested within 60 days of the Record Date.

(7)
Includes 2,392 RSUs that are or will become vested within 60 days of the Record Date.

(8)
Includes 5,641 RSUs that are or will become vested within 60 days of the Record Date.

(9)
Includes: (i) 5,000 shares of our common stock held in an individual retirement account of Mr. Jesselson, (ii) 6,000 shares of our common stock owned by Mr. Jesselson's spouse, (iii) 201,001 shares of our common stock beneficially owned by the Michael G. Jesselson 12/18/80 Trust and the Michael G. Jesselson 4/8/71 Trust, of which trusts Mr. Jesselson is the beneficiary, (iv) 8,000 shares of our common stock beneficially owned by the JJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (v) 8,000 shares of our common stock beneficially owned by the RAJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (vi) 8,000 shares of our common stock beneficially owned by the SJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (vii) 21,057 shares of our common stock beneficially owned by Michael G. Jesselson and Linda Jesselson, Trustees UID 6/30/93 FBO Maya Ariel Ruth Jesselson, and (viii) 6,041 RSUs that are or will become vested within 60 days of the Record Date.

(10)
Includes 22,440 RSUs that are or will become vested within 60 days of the Record Date.

(11)
Consists of (i) 180,208 shares of our common stock beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou is the owner of 100% of the equity securities, and (ii) 21,691 RSUs that are or will become vested within 60 days of the Record Date.

(12)
Includes 27,440 RSUs that are or will become vested within 60 days of the Record Date.

(13)
Mr. Jacobs has indirect beneficial ownership of the shares of our common stock beneficially owned by JPE as a result of being its managing member. See footnote(2). Also includes 387,416 shares of our common stock held directly by Mr. Jacobs following the vesting of equity incentive awards and exercise of stock options.

(14)
Mr. Wyshner became chief financial officer of the company on March 2, 2020.

(15)
Ms. Glickman stepped down from her position as acting chief financial officer of the company on March 2, 2020 and left the company on April 13, 2020. Her beneficial ownership information is based on the company's records as of the Record Date.

(16)
Mr. Rogers became chief legal officer of the company on February 3, 2020 and stepped down on March 11, 2020. His beneficial ownership information is based on the company's records as of the Record Date.

(17)
Includes 100,043 RSUs that are or will become vested within 60 days of the Record Date.

30	©2021 XPO Logistics, Inc.

EXECUTIVE COMPENSATION

LETTER FROM THE COMPENSATION COMMITTEE

Dear Fellow Stockholder,

Throughout this past year, our entire company, from the Board of Directors and senior management to our frontline employees, worked together to ensure that critical supplies of food, consumables, medical gear and other goods reached the people who needed them. Our management team not only led XPO through the pandemic; they kept our organization focused on implementing technology and other profit improvement initiatives that have the ability to drive sustainable share gains.

While 2020 brought a novel set of challenges, as a Compensation Committee, we remained committed to our strategic philosophy of setting ambitious targets for executives, incentivizing them to drive long-term value creation, and aligning these awards with long-term performance.

Stockholder Engagement on 2020 Compensation and Say-on-Pay Vote

Each spring, members of our Board and management team engage with many of our top stockholders to discuss matters that will be voted on at our annual meeting. These conversations have been instructive in helping the Compensation Committee make informed decisions regarding aspects of our executive compensation program. While our say-on-pay vote received majority support in 2020, we continually strive for improvement, and we value the opportunity to hold ongoing discussions with stockholders throughout the year.

This past winter, AnnaMaria DeSalva, vice chairman, Dr. Jason Papastavrou, chairman of the Compensation Committee, and members of senior management conducted an additional round of outreach to stockholders to discuss our 2020 say-on-pay vote and compensation changes that had been made following the 2020 Annual Meeting. By soliciting feedback on these changes, we also gained insights into how the program can be more responsive to concerns moving forward.

For each of spring and winter engagement, we reached out to stockholders representing greater than 60% of outstanding shares. We ultimately met with stockholders representing 45% (spring) and 50% (winter) of outstanding shares, with XPO directors leading over half of the meetings (winter). The conversations covered our compensation practices, pay-for-performance alignment, disclosure enhancements, plan design and incorporation of environmental, social and corporate governance ("ESG") factors into company compensation strategy and feedback was shared with the Compensation Committee.

Enhancements Made in Response to Stockholder Feedback

The company made a number of responsive changes to the executive compensation program over the past year. This Proxy Statement describes the Compensation Committee's decision-making process in greater detail and provides enhanced disclosure about those changes, including information on the impact of COVID-19 and the evolution of the executive compensation program.

Stockholder feedback gained during the past year helped to inform the design of a new long-term cash incentive award (the "2020 LTI"), which was granted in July 2020 in connection with new employment agreements entered into with Mr. Jacobs, Mr. Cooper and Mr. Harik.

Notably, we believe the 2020 LTI takes into account four key elements of stockholder feedback:

■
Stockholders asked for more insight into our award timing, given that XPO does not employ an annual grant cycle for the long-term incentive program. In response, the Compensation Committee has committed to not grant additional awards to Mr. Jacobs, Mr. Cooper or Mr. Harik while the 2020 LTI remains outstanding, barring unforeseen circumstances, and excluding any potential modifications to existing awards in connection with the company's plan to spin off our global logistics business.

■
Stockholders have expressed concern that awards based on all-or-nothing goals have the potential to incentivize risk-taking. In response, the 2020 LTI has a sliding scale payout, as well as three separately weighted metrics.

■
Several stockholders expressed a preference for inclusion of metrics relative to peers. In response, 25% of the 2020 LTI is based on growth in adjusted cash flow per share relative to peers.

■
Many stockholders highlighted the importance of integrating ESG into company strategy and incorporating ESG metrics into our executive compensation program. In response to this feedback, which aligns with our long-term strategy, an ESG scorecard has been introduced, worth 25% of the 2020 LTI. The scorecard encompasses goals tied to performance on employee safety, sustainability, information security, diversity and human capital management, among other areas of ESG.

31	©2021 XPO Logistics, Inc.

XPO's Continued Evolution

In 2021, the Board and senior management remain focused on ensuring a safe and satisfying employment experience for our people, helping our customers operate greener supply chains, operating as a good corporate citizen and creating long-term value for our stockholders. We believe that the spin-off planned for later this year has the potential to advance all of these objectives.

The planning for the spin-off requires an evaluation of all company practices, including compensation plan design. We can commit to stockholders that we will remain faithful to our philosophy of aligning executives' interests with the interests of stockholders and maintaining a pay-for-performance culture based on achieving ambitious goals. Our Board looks forward to continuing to engage with stockholders in 2021 to discuss the current executive compensation program and the plans for our future.

Sincerely,

Jason Papastavrou Ph.D. (Committee Chairman)
Marlene Colucci
Michael Jesselson

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes XPO's executive compensation program for 2020. The Compensation Committee of our Board of Directors (the "Committee") oversees our executive compensation program and practices. In this section, we explain the Committee's 2020 compensation decisions for the following named executive officers ("NEOs").

NEO	2020 ROLE
Brad Jacobs	Chairman and Chief Executive Officer
Troy Cooper	President
Mario Harik	Chief Information Officer
David Wyshner	Chief Financial Officer
Sarah Glickman	Acting Chief Financial Officer (served as Acting Chief Financial Officer until March 2, 2020)
Kurt Rogers	Chief Legal Officer (served as Chief Legal Officer until March 11, 2020)

2020 COMPANY PERFORMANCE HIGHLIGHTS

Overview

In 2020, our NEOs navigated our company through the pandemic by prioritizing the safety of our employees while ensuring continuity of service for our customers. The leadership of our NEOs and the resilience of our business model preserved value for our stockholders—the company generated positive earnings for the full year, as well as significant revenue, adjusted EBITDA and free cash flow. In the fourth quarter, we reported record results in several key financial metrics, as described below.

Highlights of our full-year 2020 performance include:

■
$16.25 billion of revenue;

■
$79 million of net income attributable to common shareholders;

■
$0.78 of diluted EPS, and $2.01 of adjusted diluted EPS*;

■
$1.39 billion of adjusted EBITDA*;

■
$885 million of cash flow from operations;

■
$554 million of free cash flow*;

■
$2.1 billion of cash and cash equivalents, and $1.0 billion of available borrowing capacity, as of December 31, 2020;

■
For the fourth quarter: the highest adjusted EBITDA of any fourth quarter in the company's history, and the highest revenue of any quarter; and

■
An absolute one-year total stockholder return ("TSR") of 50% as of December 31, 2020—more than triple the average of the corresponding TSRs for the S&P 400 MidCap (14%) and Dow Jones Transportation Average (17%)—extending the company's track record of TSR outperformance.

*  See Annex A for reconciliations of non-GAAP measures

32	©2021 XPO Logistics, Inc.

In addition to these results, three highlights of our 2020 performance demonstrate our NEOs' outstanding ability to balance risks and opportunities:

First, our NEOs acted decisively to protect our employees from COVID-19, with rigorous safety protocols and personal protective equipment. Supply chain operations are critically important to the economy and to quality of life, particularly when consumer access to goods is disrupted. In 2020, our frontline workers had the strong support of management in providing essential services throughout the pandemic, including the delivery of healthcare supplies. Our company invested over $70 million in the safety of workers, including the purchase of 8.75 million facemasks, 5.5 million pairs of gloves and 105,000 gallons of hand sanitizer.

Second, by ensuring that the business operated safely, our NEOs helped the company strengthen ties with key customers and expand those relationships. This was true across a range of verticals in 2020—not only with e-commerce and omnichannel, where customers sought our help to manage growth, but also with supply chains challenged by disruptions in demand. We enhanced our position as a strategic partner by providing these customers with viable solutions that showcase our strengths.

And third, the complementary strengths of our NEOs led to the most compelling aspect of our performance in 2020—our company's dramatic rebound in the second half of the year. By mid-year, we had begun to nimbly recover from the April trough of the COVID-19 impact. By the third quarter, one of our key businesses, truck brokerage, was on a strong upward trajectory and two others, less-than-truckload and logistics, had started to follow suit. By the fourth quarter, we saw robust momentum in all three areas of the business, buoyed by consumer demand and signs of an industrial recovery.

Strong Focus on Stability and Liquidity

As operating conditions deteriorated in the early part of 2020, our NEOs demonstrated prudent capital management by reducing capital expenditures, while continuing to invest in key growth initiatives. This balanced approach led to $3.1 billion of total liquidity at year-end, including a $554 million contribution to liquidity from free cash flow*. Importantly, we maintained our near-term service capacity and long-term competitive positioning for profitable growth.

As the economy continues to recover, our strengths are aligned with major industry tailwinds that emerged in 2020: logistics automation, the ongoing growth in e-commerce and supply chain outsourcing. Increasingly, customers want the efficiencies of automation and data-driven visibility to reduce risk. In the consumer sectors, customers need partners with the technological capability to manage high-volumes of e-commerce orders and consumer packaged goods. Due in large part to the exemplary leadership of our NEOs in 2020, XPO is well-positioned to capitalize on all these opportunities for the benefit of our stockholders.

Our full year 2020 performance was impacted by macroeconomic volatility, resulting in a year-over-year decline in adjusted EBITDA. Notably, the skilled leadership of our NEOs led to a financial rebound for the company in the second half of the year and created momentum leading into 2021.

$ in millions

(1)	Free cash flow performance improved year-over-year in the first half of 2020, as a result of disciplined working capital management and the conservation of capital expenditures during the peak of the COVID-19 pandemic.
(2)	Free cash flow performance declined year-over-year in the second half of 2020, as the company used cash for working capital when revenue rebounded and capital expenditures increased.

*  See Annex A for reconciliations of non-GAAP measures

Delivering Significant Total Stockholder Return

The primary focus of our company's leadership team is to deliver meaningful value to our stockholders and other stakeholders through the execution of our strategy. Our steadfast commitment to long-term value creation, operational excellence and disciplined capital allocation has resulted in the continued outperformance of our total stockholder return (TSR) relative to comparative indices, as illustrated below. In 2020, despite the macroeconomic impacts of COVID-19, our one-year TSR of 50% and three-year TSR of 30% both exceeded the returns generated by relevant indices. In addition to the comparative indices

33	©2021 XPO Logistics, Inc.

below, we outperformed our core peer group median for one-year TSR, three-year TSR and five-year TSR of 23%, 22% and 95%, respectively.

Notes:

Our core peer group is described in more detail under the heading "Key Factors Considered in Determining Executive Compensation."

TSR calculations reflect the trading price of XPO common stock and that of the relevant indices/companies as of the last trading day of calendar years 2020, 2019, 2018, 2017, 2016 and 2015, as supplied by Research Data Group. The graph above is not the annual performance graph required by Item 201(e) of Regulation S-K; the required graph can be found in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 12, 2021.

OUR COMPENSATION PHILOSOPHY AND EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

XPO's executive compensation philosophy is founded on the following core objectives:

■
Attract high-impact, results-oriented executives in a competitive job market who will contribute to XPO's goal of maximizing stockholder value.

■
Ensure that each executive receives total compensation that encourages his or her long-term retention through business and individual performance assessments, coupled with market benchmarking.

■
Maintain executive focus on the company's top priorities of profitable growth, innovation, operational excellence and customer satisfaction, as well as increased focus on ESG matters including employee safety and engagement.

■
Set ambitious targets that incentivize our executives to drive long-term stockholder value creation without unnecessary risk.

■
Align the interests of our executives with those of our stockholders by emphasizing high growth and high returns in our long-term, performance-based incentives.

■
Incorporate stockholder feedback into the Committee's decision-making process.

Our Commitment to Stockholder Value Creation and Alignment with Pay-for-Performance

The Committee regularly analyzes pay-for-performance alignment to ensure that our compensation plan is achieving its intended outcomes.

In 2020, the Committee reviewed the pay-for-performance alignment of our compensation program on a realizable basis, using a four-year period to correspond with XPO's performance periods for prior awards. A realizable pay analysis allows the Committee to assess whether the value of the compensation received by our CEO and other executive officers is rightsized relative to stockholder return on investment in the company over time.

As shown below, the Committee's most recent analysis demonstrated that CEO pay has been strongly aligned with performance over the past four years. From 2016 to 2019, XPO's realizable pay was at the 82nd percentile versus core peers, while TSR performance was at the 91st percentile. By taking a strategic approach to the timing of grants, which are not made on a typical annual cycle but are heavily performance-based, the Committee has been able to tie awards closely to the company's progress on long-term results. Our method of award design also allows for continuous incorporation of stockholder feedback into the design of subsequent awards. This approach to granting awards has successfully aligned pay outcomes with performance and sustainable value creation.

34	©2021 XPO Logistics, Inc.

Note:

Realizable pay reflects the impact of performance on target pay and is calculated as the sum of (i) salary paid; (ii) bonus paid; (iii) the value of equity compensation that vested, calculated using the closing stock price on 12/31/2019; (iv) the value of cash-settled performance awards at the settlement value; and (v) the annualized realizable target value of outstanding equity awards using the closing stock price on 12/31/2019.

STOCKHOLDER OUTREACH AND ENGAGEMENT

We believe that regular stockholder engagement is key to strong corporate governance, and we recognize the value of engaging in constructive dialogue with stockholders on numerous topics, including business strategy, governance, executive compensation, corporate sustainability reporting and other important matters. We strive to continually improve in these areas, and we value the opportunity to hold ongoing engagement discussions with stockholders throughout the year. We have traditionally met with stockholders in the spring prior to our annual meeting to discuss proxy proposals, as well as ESG topics. In addition, throughout the year, our investor relations team and chief strategy officer engage extensively with our stockholders, often together with our CEO. This engagement includes dialogue immediately following our quarterly earnings calls, participation at investor conferences and other channels of communication.

In 2020, XPO engaged with stockholders to discuss these matters in two separate periods—in the weeks leading up to our 2020 Annual Meeting and in the latter months of the year, continuing into early 2021. While the meetings during spring 2020 were primarily focused on items on the ballot at the annual meeting, the discussions provided significant insights on a range of topics and on executive compensation in particular. Collectively, our outreach and engagement activities allow us to better understand the views of our stockholders by soliciting their feedback and sharing our perspectives through dialogue.

35	©2021 XPO Logistics, Inc.

OUTREACH AND ENGAGEMENT SUMMARY

Key Engagement Topics

- Business Strategy, Including Planned Logistics Spin-Off
- Executive Compensation
- Corporate Governance Practices
- Board Composition and Refreshment
- Diversity, Equity and Inclusion
- Sustainability
- Safety and Human Capital Management

SPRING 2020

63%
Outreach

45%
Engaged

In the spring of 2020, we proactively reached out to 24 of our larger institutional investors representing approximately 63% of our common stock, ultimately engaging with stockholders representing 45% of our common stock. The objective of this outreach was to gather feedback on proxy proposals for our 2020 Annual Meeting, as well as our executive compensation program and other governance and corporate sustainability practices.

FALL/WINTER 2020 – EARLY 2021

63%
Outreach

50%
Engaged

After making significant enhancements to our executive compensation program as a result of discussions with stockholders in the spring of 2020, we further engaged with stockholders in the fall and winter. We proactively reached out to institutional investors representing approximately 63% of our common stock, ultimately engaging with stockholders representing 50% of our common stock. XPO's independent directors led meetings with eight large stockholders representing approximately 40% of outstanding shares.

Following the 2020 Annual Meeting, at which 67% of stockholders voted for the Say-On-Pay proposal, stockholder feedback was shared with the Committee. The Committee met again in late spring 2020 to discuss the feedback and the potential design of long-term awards in connection with new employment agreements for Mr. Jacobs, Mr. Cooper and Mr. Harik. These awards were granted in July, consistent with our typical cadence for years in which long-term awards are granted. The following chart demonstrates the ways in which the Committee sought to address stockholder feedback through the design, metrics and cadence of these awards.

Topic	Stockholder Feedback	Our Response

Goal Achievement and Metrics

■

Stockholders raised retention questions around the "hit or miss" construct of prior long-term awards, particularly when used with high-growth, long-term goals that are challenging to realize

■

Stockholders expressed a preference for a sliding scale as a retentive and risk-reducing measure

■

Stockholders expressed a preference for inclusion of a metric relative to peers in the long-term plan

■

The Committee introduced a graduated sliding scale, providing opportunity for executives to earn a payout only if performance is at or above target; no award amounts will be earned for below-target performance

■

Maximum goals were set to reflect stretch goals while target goals were set to represent ambitious but reasonably attainable growth

■

The award is balanced among three weighted performance conditions, providing more stability in the award structure, versus being "hit or miss" on attainment of all goals

■

The Committee added a relative adjusted cash flow growth metric to ensure balance between absolute and relative performance

36	©2021 XPO Logistics, Inc.

Topic	Stockholder Feedback	Our Response

ESG Alignment and Metrics

■

Stockholders discussed the company's potential incorporation of ESG metrics in its executive compensation plan to better align corporate goals with long-term strategy for corporate sustainability and societal impact

■

The Committee added an ESG scorecard to the long-term incentive awards, weighted at 25%, with measurable targets set for workforce safety, environmental sustainability, information security, diversity and human capital management, among other categories

■

Approximately 80% of the ESG initiatives in the scorecard are quantitative; non-quantitative measures require achievement of pre-determined hurdles or binary milestones in order to be certified

Pay-for-Performance Alignment	■ Stockholders inquired about XPO's benchmarking review process, including the pay positioning the company seeks to achieve against peer performance

■

The Committee commissioned studies by both its independent advisor and a management consultant to evaluate realizable pay and performance on total stockholder return; both studies found top pay-for-performance alignment

■

The Committee's view is that sustained performance on stockholder returns at the top quartile warrants pay at the top quartile

Outstanding Awards and Cadence

■

Stockholders requested clarity around the timing and frequency of executive grants and stated a preference for regularity and predictability in award-granting practices

■

Stockholders inquired why the August 2018 award had not been cancelled when granting the new June 2019 award and how the awards interact with each other

■

The Committee has committed to not grant additional long-term awards to Mr. Jacobs, Mr. Cooper or Mr. Harik while the 2020 LTI remains outstanding, barring unforeseen circumstances, and excluding any potential modifications to existing awards in connection with the company's plan to spin off our global logistics business

■

The Committee determined to leave the previously granted PSU awards in place given that, if achieved and earned, the target metric values would generate extraordinary stockholder value creation

This winter, we undertook a comprehensive effort to engage with stockholders to: (i) better understand the sources of concern regarding our executive compensation program; (ii) address areas of stockholder interest; (iii) update stockholders on our current business strategy, including our plan to spin off our global logistics business, and (iv) discuss the 2020 LTI structure. These discussions included independent directors of our Board, including our Compensation Committee Chair, Dr. Jason Papastavrou, and Board Vice Chairman, AnnaMaria DeSalva, as well as senior members of our management team. We sought feedback from stockholders who voted in favor of our executive compensation program, as well as from those who opposed it.

In these meetings, we also discussed XPO's ongoing areas of focus as we seek to operate as a safe, innovative and inclusive company. Key topics included:

■
Our business strategy, performance and profit goals, including our plan to spin off our global logistics business, anticipated to occur later this year

■
The impact of COVID-19 across the business and our strong commitment to employee health, safety and well-being

■
Our 2020 say-on-pay vote; our 2020 LTI award structure; our overall executive compensation program, including our approach of incentivizing outperformance against financial and strategic goals; and our historical alignment of pay-for-performance and plan design, as linked to strategy

■
Our emphasis on maintaining a diverse workforce, with proactive human capital management initiatives to advance diversity, equity and inclusion

■
Our leveraging of technology to drive better outcomes for our customers, employees, operations, stockholders and the planet, as documented through corporate sustainability reporting

■
Our thoughtful approach to Board composition, including our commitment to enhancing Board diversity, refreshment and risk oversight, such as the formal addition of ESG oversight by the Nominating, Corporate Governance and Sustainability Committee

37	©2021 XPO Logistics, Inc.

In these conversations, we discussed several compensation-specific topics, including the structure of the 2020 LTI, our historical granting practices, disclosure enhancements and overall compensation plan design.

Topic	Summary of Discussion

2020 LTI Award

■

Directors and management discussed the 2020 LTI at length. As previously disclosed, the awards are denominated in cash, which was chosen in part because of the significant equity holdings of our executives as well as the macroeconomic uncertainty and stock volatility at the time of the grant.

■

Discussions focused on the form of the award, the structure of the performance periods, vesting terms, ESG metrics and potential disclosure of ESG targets.

Historical Granting Practices

■

Stockholders expressed that while they understood the Committee's rationale for prior long-term awards and appreciated the strong link between pay and performance, they had concerns regarding the predictability and unique structure of these grants.

■

Based on these and prior discussions, the Committee has committed to not grant additional long-term awards to Mr. Jacobs, Mr. Cooper or Mr. Harik while the 2020 LTI remains outstanding, barring unforeseen circumstances and excluding any potential modifications to existing awards in connection with the company's plan to spin off our global logistics business.

Disclosure Enhancements and Overall Plan Design

■

Stockholders indicated that, given the non-standard form of the company's executive compensation program, additional disclosure would be useful in providing insight into how each element of compensation aligns pay and performance and ties to company strategy.

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Based on these and prior discussions, the Committee has taken steps to provide greater disclosure throughout this 2021 Proxy Statement, including more detail on the Committee's process and rationale for compensation decisions, enhanced disclosure of our stockholder engagement efforts and the role of stockholder input into plan design.

■

The Committee has reaffirmed its commitment to conducting rigorous analysis of the link between pay and performance across the compensation program, and to continue to be flexible in plan design, so that the program continues to reflect ambitious long-range goals and evolve to address the needs of all stakeholders, including executives, employees and stockholders.

COMPENSATION GOVERNANCE HIGHLIGHTS

The company has adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company's executive compensation philosophy.

WHAT WE DO	WHAT WE DON'T DO

Significant emphasis on variable compensation. Our executive compensation program is heavily weighted toward variable compensation, including long-term incentives that are primarily performance-based, and annual short-term cash incentives. This allows the Committee to closely align total compensation values with both company and individual performance on an annual and long-term basis.	No exceptional perquisites. Our NEOs have no guaranteed bonuses, relocation benefits or supplemental pension or retirement savings beyond what is provided broadly to all XPO employees. In addition, our NEOs have no perquisites such as personal use of company aircraft, executive health services, club memberships, stipends or financial planning services.

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WHAT WE DO	WHAT WE DON'T DO

Substantial portion of compensation subject to creation of stockholder value. Performance-based awards are, and have been, subject to meaningful stock price and/or earnings-related performance goals measured over service-based vesting periods. The Committee also continually reviews the full portfolio of XPO stockholdings for each NEO to ensure there is a sufficient amount of compensation at risk and aligned with stockholder returns and value creation, while sustaining the NEO's focus on the company's strategic objectives.	No pledging or hedging of company stock, without preclearance. Under our insider trading policy, our company's directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account without preclearance. In addition, they are prohibited from engaging in hedging transactions without preclearance, such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of company equity securities.

Stock ownership policies. The Board has established stock ownership guidelines and stock retention requirements that encourage the strong ownership mindset that exists among our executives.	No guaranteed annual salary increases or bonuses. Salary increases are not guaranteed annually and are benchmarked against market data. We do not guarantee bonus payouts.

Clawback policy. Our NEOs are subject to clawback restrictions with respect to long-term and annual short-term incentive compensation.	No stock option repricing or discounted exercise price. Our company's equity incentive plan does not permit either stock option repricing without stockholder approval or stock option awards with an exercise price below fair market value.

Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	No golden parachute excise tax gross-ups. XPO does not provide golden parachute excise tax gross-ups.

Engage with stockholders. Our Board values stockholder feedback and carefully considers investor perspectives for incorporation into its decision-making process around governance, compensation and sustainability practices.	No consultant conflicts. The Committee retains an independent compensation consultant who performs services only for the Committee, as described in more detail below under the heading "Role of the Committee's Independent Compensation Consultant."

THE COMMITTEE'S COMPENSATION DECISION-MAKING PROCESS

The Committee met 11 times during 2020 to discuss executive compensation and other items pursuant to its charter. In addition to the regular responsibilities of the Committee, all members of the Board were invited to attend internal quarterly operating review meetings with business unit management; these meetings included in-depth reviews of the company's financial results, as well as discussions about COVID-19, operational execution, sales, customer service, technology initiatives, process innovation, human capital management, safety, the market landscape and business growth trajectories. The meetings also included a review of key performance indicators that track the company's achievement of financial and non-financial objectives for each business line. Multiple Committee members attended these three-day sessions throughout the year in order to remain well-informed of the company's financial and operational performance. In addition, the Board met nine times between March and May to discuss the impact of COVID-19 and the company's response in depth.

The Committee believes that its holistic approach to evaluating individual and company performance results in greater alignment with stockholder interests than do overly formulaic programs, which may skew incentives. The decision-making process incorporates an element of discretion, allowing the Committee to utilize a balanced, multi-dimensional approach to NEO compensation that includes a review of performance against goals set at the beginning of the year, as described below.

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NEO Compensation-Setting Process

The Committee resets the stage for executive compensation determinations at the start of each year, using a decision-making framework that includes the five key factors described below.

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- As an additional consideration in evaluating the 2020 LTI, the Committee referenced a high-performing peer group*. Members of this peer group included Russell 3000 companies in the industrial, technology and consumer sectors, with revenue ranging from $2 billion to $126 billion, with above-median performance on TSR and six key financial measures over a five-year period: revenue growth, EPS growth, EBITDA growth, free cash flow growth, average return on equity and average return on capital. Of note, the pay-versus-performance analysis conducted against this group also showed strong alignment, with XPO's performance well above the 50th percentile for absolute five-year TSR.

- The combined consideration of the core peer group, general industry data and high-performing peer group ensures a balanced view of operating characteristics and performance comparability to XPO.

* The high-performing peer group was composed of the following companies: Adobe Inc., AMETEK, Inc., Amphenol Corporation, Applied Materials, Arista Networks, Automatic Data Processing, Broadridge Financial Solutions, Burlington Stores, Cadence Design Systems, CDW Corporation, Church & Dwight Company, Cintas Corporation, Comfort Systems USA, Inc., EPAM Systems, Inc., Fortinet, Inc., Fortune Brands Home & Security, Generac Holdings, Inc., HEICO Corporation, KLA Corporation, Lam Research, Lockheed Martin Corporation, Lululemon Athletica Inc., Mastercard Inc., McCormick & Company, Inc., Microsoft Corporation, Monster Beverage, NVIDIA Corporation, Old Dominion Freight Line, Inc., Patrick Industries, Inc., Paychex, Inc., Pool Corporation, Sirius XM Holdings, Tractor Supply Company, Ulta Beauty, United Rentals, Inc., Vail Resorts, Inc., Visa Inc. and Winnebago Industries, Inc.

4 **The annual incentive plan funding percentage relative to target for corporate, bonus-eligible employees**

- To ensure alignment between executive and non-executive pay outcomes, the Committee considers the bonus pool funding under the annual incentive plan, relative to target, for the approximately 4,800 corporate bonus-eligible employees.

- The annual incentive plan calculates the bonus pool for corporate bonus-eligible employees using a formula tied to adjusted EBITDA. Although NEOs are not included in the annual incentive plan, the outcome of the bonus pool funding is an important consideration for the Committee when determining annual incentive outcomes for NEOs.

- Given the uncertainty that arose from COVID-19 in 2020, adjusted EBITDA targets used in determining the bonus pool were set on a quarter-by-quarter basis, starting in the second quarter. This resulted in aggregate 2020 bonus pool funding above target for the annual incentive plan, reflecting outperformance in the second half of the year, despite macroeconomic pressures.

5 **Individual performance and contributions to the company throughout 2020**

- The Committee, with respect to the CEO, and the CEO, with respect to the other NEOs, evaluates the individual accomplishments and contributions of each continuing NEO, as described in the detailed assessments provided below.

- In assessing individual performance, the Committee's goal is to conduct a balanced assessment of the accomplishments and challenges faced by each NEO, in addition to considering the size and scope of the NEO's role and degree of involvement in driving operational and financial outcomes for certain business units and/or for the company as a whole.

Pay Elements

Our executive compensation program consists of three primary elements: base salary, annual short-term incentive awards and long-term incentive awards. These elements are described in more detail below.

ELEMENT	PURPOSE	PAY-FOR-PERFORMANCE DESIGN

BASE SALARY	■ To attract and retain high-performing executives	■ Fixed cash compensation corresponds to experience and job scope, and is aligned with market levels

SHORT-TERM INCENTIVE	■ To reward annual performance and individual contributions that support strategy and results

■

Executives become eligible for a bonus if adjusted EBITDA is at least 90% of the full-year forecast level

■

Payouts are determined based on an evaluation of performance across key financial metrics, including adjusted EBITDA, free cash flow, TSR and individual performance, with awards ranging from zero to a cap of 200% of target

LONG-TERM INCENTIVES	■ To focus executives on the execution of our strategy and long-term value creation, and to align their compensation with outcomes for our stockholders

■

Since 2014, awards for our chief executive officer, president, and chief information officer, have been 100% performance-based and subject to the achievement of ambitious goals

■

The Committee designs long-term incentive awards to motivate executives to achieve goals over an extended period of time; the Committee takes a strategic approach to the timing of grants in order to align awards with the company's strategy and stockholder returns

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EXECUTIVE COMPENSATION ELEMENTS AND OUTCOMES FOR 2020

Annual Base Salary

Annual base salary provides a fixed incentive that corresponds to an executive's experience and job scope. The Committee reviews base salaries each year. In order to bring base salaries in line with current market levels, the last increase was in 2019, after remaining unchanged since 2016 for each of Mr. Jacobs, Mr. Cooper and Mr. Harik.

Annual Short-term Incentive

Each NEO is eligible for a target short-term incentive ("STI") amount. Target STI amounts were not increased in 2020, consistent with the decision to not increase NEO base salaries. The table below reflects the 2020 annual target STI opportunities.

Note:

Ms. Glickman and Mr. Rogers were not eligible for a STI payment for 2020, given that they were not employed for the full year.

Gating Threshold to Establish Eligibility for Short-Term Incentive Payout

For the 2020 performance year, the Committee determined that the company's adjusted EBITDA must equal or exceed 90% of the 2020 full-year revised guidance in order for each NEO to become eligible for a short-term incentive award, assuming they remained employed on the payment date. This is the same gating threshold used for 2019.

Maximum Amount of Bonus

The evaluation of short-term incentive payouts is based on a review of key performance measures that are of preeminent importance to the company and our stockholders, as well as on the respective contributions of each NEO. Based on the Committee's 2020 decision-making framework, cash bonuses are subject to a payout range of 0% to a cap of 200% of target.

Financial Results Relative to Publicly Disclosed Targets for 2020

As part of the company's forecasting process for 2020, senior executives established goals for two key performance indicators, which were reviewed with the Board: adjusted EBITDA and free cash flow, shown below. Performance against these financial measures, together with annual TSR, was considered by the Committee when determining the 2020 annual incentive amounts for our NEOs.

(1)	Pre-pandemic guidance for 2020 adjusted EBITDA of $1.785 billion to $1.835 billion and free cash flow of $600 million to $700 million was provided on February 10, 2020, suspended in April due to the pandemic and reissued with new targets in the third quarter; 2020 targets above reflect the updated guidance provided in the third quarter.
*	See Annex A for reconciliations of non-GAAP measures

Our full year 2020 performance was impacted by macroeconomic volatility, resulting in a year-over-year decline in adjusted EBITDA. Despite this macroeconomic disruption, our performance surpassed that of many of our core industry competitors based on multiple operational and financial measures, and we exceeded our ultimate adjusted EBITDA target for 2020. Notably, the skilled leadership of our NEOs led to a financial rebound for the company in the second half of the year and created momentum leading into 2021.

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Assessment of Performance and Contributions In 2020

In considering the NEOs' annual short-term incentive awards for 2020, the Committee also evaluated the company's performance against its strategic objectives, the importance of each NEO's role in relation to the holistic operation of the company, and the CEO's assessment of each NEO's performance and contributions to the company. The chart below summarizes key 2020 achievements of each of our continuing NEOs. Ms. Glickman and Mr. Rogers are excluded, due to their departures from the company during 2020.

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2020 Short-Term Incentive (STI) Payout

Our short-term incentives are designed to reward annual performance and individual contributions that support strategy and results. Each NEO is eligible for a bonus if adjusted EBITDA is at least 90% of the full-year forecast. The maximum annual short-term incentive payout opportunity is capped at 200% of target. In making annual short-term incentive decisions, the Committee considers key financial measures that are important to the company and our stockholders, as well as individual performance and the overall funding for the corporate bonus pool. Award amounts are not based on a formulaic approach, as the Committee believes it is important to maintain flexibility, including the ability to adjust downward, in determining short-term incentive payouts.

In making annual short-term incentive decisions for NEOs, the Committee first established that the company's adjusted EBITDA exceeded the 90% threshold required for a STI payout. For the 2020 performance year, the company's adjusted EBITDA* was $1.39 billion, reflecting the strong performance of the company in a challenging year and exceeding the external guidance for $1.35 billion of adjusted EBITDA, provided during the second half of 2020. The company had temporarily suspended guidance in April and issued new guidance in the third quarter, reflecting the expected impact of COVID-19 on 2020 financial results.

The Committee believes that STI decisions for NEOs should be aligned with the payout for bonus-eligible employees, which was based on the achievement of adjusted EBITDA targets in 2020. Quarterly adjusted EBITDA performance resulted in an aggregate bonus funding of 165% of target for corporate bonus-eligible employees, reflecting significantly higher achievement against goals throughout 2020, including outperformance in the second half of the year, despite continued macroeconomic pressures.

* See Annex A for reconciliations of non-GAAP measures

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In consideration of the above factors, Mr. Jacobs, Mr. Cooper and Mr. Harik each received a short-term incentive payout of 165% of target, in line with the average payout for bonus eligible employees in the corporate function. Mr. Wyshner who began his service in March 2020, received a payout of 129% of target. The short-term incentive awards for our NEOs reflect their exemplary work in effectively leading XPO through the pandemic to a dramatic recovery, with the best fourth quarter performance in our history and a strong trajectory into 2021.

Below is a summary of our NEOs' total annual STI compensation at target, and with respect to 2020 final outcomes.

LONG-TERM INCENTIVES

XPO's incentive compensation is weighted toward long-term incentives that are tied to ambitious goals for key operational indicators. The Committee's pay-for-performance philosophy is focused on rewarding our NEOs for performance that creates substantial, long-term value for our stockholders; long-term incentive awards for our chief executive officer, president and chief information officer have been fully performance-based since 2014. Additionally, the Committee has taken a strategic approach to the timing of grants, which are not made on a typical annual cycle but are tied closely to the company's long-term results and awarded on a strategic cadence. Outstanding long-term incentive awards do not have overlapping payouts.

Recently Completed and Currently Outstanding Long-Term Awards

XPO's fully-performance-based long-term incentive program is designed to align NEO performance with the interests of our stockholders and incentivize outperformance through achievement of long-term goals. The Committee takes the view that long-term awards should incorporate ambitious strategic goals, with payouts tied to meeting rigorous measures that are tailored to the drivers of future outperformance. The Committee's long-term award structure incentivizes our NEOs to achieve sustainable value creation.

Note:

Outstanding awards do not have overlapping settlements; the settlements for the August 2018 and June 2019 PSU awards, if earned, would occur within the first quarter in the years 2023 and 2025, respectively, with no settlements scheduled in these years for the 2020 LTI grant. Also, all references to adjusted EPS refer to adjusted diluted EPS, unless otherwise noted.

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July 2020 Long-Term Incentive Cash Compensation

The 2020 LTI was granted to each of Mr. Jacobs, Mr. Cooper and Mr. Harik in connection with the execution of new, four-year employment agreements, as their previous employment agreements expired in February 2020. Mr. Wyshner was granted performance-based restricted stock units and time-based restricted stock units upon his hire on March 2, 2020, and did not receive the 2020 LTI. The performance-based restricted stock unit award for Mr. Wyshner has a six-year performance period ending on December 31, 2024 and is earned if both goals are met: (i) exceed the S&P Transportation Select Industry Index TSR by at least 34% and (ii) adjusted EPS of $9.08.

The structure of the 2020 LTI incorporates stockholder feedback received prior to our 2020 Annual Meeting. The target value for each tranche is $10 million, $3.35 million and $2.25 million for Mr. Jacobs, Mr. Cooper and Mr. Harik, respectively. The Committee decided to denominate the 2020 LTI in cash, in part because of the significant equity holdings of our executives as well as the macroeconomic uncertainty and stock volatility at the time of the grant.

These awards are fully performance-based and include four tranches vesting through January 2026. To earn the award, the executives must attain and maintain performance levels that have already been set for the end of 2020, 2021, 2022 and 2023, with additional vesting periods (if the award is earned) of up to two years following the end of each performance period. Each tranche may be earned at a level ranging from zero to 200% of target value, depending on the degree of achievement of goals tied to both absolute and relative adjusted cash flow per share and ESG performance. If a goal for a given tranche is not achieved, the portion of the award associated with that goal will be forfeited (that is, the forfeited portion cannot be carried forward and earned in a future year). Awards are based on rigorous performance targets, with no payouts for below-target performance.

The award structure contains three multi-year performance metrics: absolute adjusted cash flow per share, relative growth in adjusted cash flow per share (as compared to a defined peer group in the transportation industry), and ESG scorecard deliverables.

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2020 LTI Structure

Below are details of the three performance metrics underlying the 2020 LTI, chosen by the Committee for their alignment with value creation over time.

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ESG Scorecard Overview

Our ESG scorecard is designed to provide a progressive means of evaluating the management of ESG initiatives and incentivizing long-term, successive ESG achievements. The company commissioned a management consultant to conduct a gap analysis relative to our core peer group, so that we could better understand the optimal ESG tracking methods and disclosures. Using these insights, management identified the most relevant initiatives as the basis for measurable ESG improvements over four years, taking into account lead time requirements, category weighting and target variances. The Committee agreed with the inputs from management and incorporated these recommendations into the scorecard.

The resulting scorecard initiatives encompass a range of material issues at the corporate and business unit levels in our Sustainability Report materiality matrix. The ESG scorecard metrics are a combination of annual and multi-year goals that span the total performance cycle of the award, with many building to full achievement at the end of the four-year period. The Committee uses the scorecard to objectively assess performance, and the company uses it to monitor ESG progress.

Our ESG scorecard is organized into six categories, with an average of approximately 40 initiatives per year, and with each initiative weighted equally within the year.

(1) May reflect rounded values

ESG Scorecard Structure and Content Summary

The following tables use examples to provide a summary of our ESG scorecard methodology. The targets do not reflect the full set of goals for each performance period.

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Performance and Vesting Schedule

The graphic below depicts the performance and vesting schedules of the 2020 LTI, demonstrating that multi-year performance goals reward cumulative growth in steps over the defined time period, with the full vesting of the award not completed until January 2026.

(1) The award is earned in four installments and vests on the first anniversary of grant (July 31, 2021) and each of January 15, 2022, 2024 and 2026.

Sliding Scale Payout

The 2020 LTI features a sliding scale payout structure in place of the "hit or miss" construct used in prior long-term awards. This change was made in response to stockholder feedback that overly rigorous goals may pose a retention risk or encourage excessive risk-taking. The payout scales are formulated as shown below.

2020 LTI Outcomes—First Performance Period

The first performance period of the 2020 LTI was completed on December 31, 2020 and resulted in a blended outcome of 175% payout earned for the 2020 performance period. The 2020 consolidated outcome from the three weighted performance goals was as follows: absolute adjusted cash flow per share (200% earned at 50% weighting); relative growth in adjusted cash flow per share (100% earned at 25% weighting); and the ESG scorecard (200% earned at 25% weighting). The Committee certified performance achievement in March 2021 with an expected vest date in July 2021.

The following tables detail the first performance period achievement for our NEOs, each of the performance metrics and the associated payout scales.

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2020 LTI Outcome by Metric—First Performance Period

Absolute Adjusted Cash Flow Per Share 50% weighting Linear interpolation Second half of 2020 measurement period

■

Calculated as adjusted EBITDA (determined in accordance with the company's monthly operating reports and for external reporting purposes, and adjusted for the impact of stock and long-term cash-based compensation) less gross capital expenditures and net interest; divided by diluted shares outstanding, provided that the Committee may, in its discretion, adjust the number of diluted shares outstanding to neutralize the impact of changes in capital structure (including stock splits, reverse stock splits or stock dividends)

■

Actual achievement in adjusted cash flow per share for the second half of 2020 was significantly above the target of $3.04, resulting in earned payout at 200%

Relative Growth in Adjusted Cash Flow Per Share 25% weighting Linear interpolation Second half of 2020 measurement period

■

Calculated as the percentile rank of the company's growth in adjusted cash flow per share relative to the growth in adjusted cash flow per share of the companies in the peer group for the first performance period

■

Growth, with respect to the 2020 performance period, refers to the percent change between the adjusted cash flow per share for the second half of 2020 and the second half of 2019 for XPO, and for each company in the peer group

■

Actual achievement relative to the peer group was at the 55th percentile rank for the second half of 2020, resulting in earned payout at 100%

ESG Scorecard 25% weighting Full year 2020 measurement period

■

Calculated as the aggregate outcome of 43 equally-weighted initiatives for 2020, with each initiative worth a rounded value of 2.3 points (initiatives add up to 100 points)

■

Actual achievement of 90.7 out of 100 points resulted in earned payout at 200%

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Impact of the Announced Plan to Spin Off Our Global Logistics Business

In light of the announced plan to spin off our global logistics business, the Committee will review the 2020 LTI structure to recalibrate the targets so that they reflect the remaining company's strategy and financial metrics on a post-separation basis, including the initiatives that underlie the ESG scorecard goals. Similarly, the Committee will consider treatment of the remaining outstanding long-term incentive awards in the context of: (i) the value created for stockholders through the spin-off transaction; (ii) the appropriate incentive structure to encourage retention of the remaining executives; (iii) stockholder feedback from engagement sessions; and (iv) the ability to recreate similarly situated, high-growth goals that are aligned with the Committee's original intentions.

OUR EXECUTIVE COMPENSATION GOVERNANCE FRAMEWORK

Stock Ownership Policies

We believe that executive equity ownership in the company mitigates a number of risks, including risks related to executive attrition and undue risk-taking.

Guidelines

Stock ownership guidelines are expressed as a multiple of each NEO's annual base salary:

■
CEO: 6x annual base salary

■
Other NEOs: 3x annual base salary

Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly by the NEO, plus unvested restricted stock units ("RSUs") subject solely to time-based vesting. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable.

Until the stock ownership guidelines are met, an executive is required to retain 70% of the net shares (after tax withholding) received upon settlement of equity-based awards. A newly appointed executive is required to reach his or her stock ownership guideline no later than three years from the date of appointment.

As of the most recent record date of April 8, 2021, Mr. Jacobs, Mr. Cooper and Mr. Harik were in compliance with our stock ownership guidelines, and Mr. Jacobs exceeded the guidelines by a significant degree: his ownership as a multiple of salary was equal to 2,303. Ownership as a multiple of salary for Mr. Cooper and Mr. Harik as of the same date was 26 and 30, respectively. Mr. Wyshner is required to meet his stock ownership guidelines no later than March 2023, three years from his appointment as chief financial officer.

Clawback Policy

Our NEOs are subject to clawback restrictions with respect to long-term and annual short-term incentive compensation. The Committee is focused on mitigating risk associated with the company's compensation program for NEOs and believes that clawback provisions are an important tool to achieve this.

Long-term incentive compensation

The NEO employment agreements include a clawback provision under which the NEO may be required, upon certain triggering events, to repay all or a portion of long-term incentive compensation that was previously paid (including proceeds from previously-exercised and vested equity-based awards) and to forfeit unvested equity-based awards during the term of the employment agreements. These clawback provisions are generally triggered if any of the following conditions apply—the NEO:

■
Has engaged in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss to our company or any of our affiliates;

■
Is terminated for cause, as defined in the employment agreement; or

■
Breaches the restrictive covenants that are applicable under the employment agreement.

Annual short-term incentive compensation

In addition, if a NEO has engaged in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to the company or any of its affiliates, the company may: (i) require repayment by the NEO of any cash bonus or annual bonus previously paid, net of any taxes paid by the NEO on such bonus; (ii) cancel any earned but unpaid cash bonus or annual bonus; and/or (iii) adjust the NEO's future compensation in order to recover an appropriate amount with respect to the restated financial results or the material loss.

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Additional provision

To the extent that the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in our NEO employment agreements, and to the extent the company is required to implement a clawback policy pursuant to applicable law, the NEOs will each be subject to additional clawback provisions pursuant to such rules as described under the heading "Employment Agreements with NEOs—Clawbacks."

Role of the Committee

The Committee is responsible for approving our compensation practices and overseeing our executive compensation program in a manner consistent with XPO's compensation philosophy. The Committee is tasked with: (i) reviewing the annual and long-term performance goals for our NEOs; (ii) approving awards under incentive compensation and equity-based plans; and (iii) approving all other compensation and benefits for our NEOs. The Committee acts independently but works closely with the full Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of an independent compensation consultant, as discussed further below.

Role of Management

Executive management provides input to the Committee, including with respect to the Committee's evaluation of executive compensation practices. In particular, our chief executive officer, Mr. Jacobs, provides recommendations for proposed compensation actions with respect to our executive team, but not with respect to his own compensation. The Committee carefully and independently reviews the recommendations of management without members of management present and consults its independent advisor before making final determinations. We believe this process ensures that our executive compensation program effectively aligns with XPO's compensation philosophy and stockholder interests.

Role of the Committee's Independent Compensation Consultant

The Committee directly retained Semler Brossy as its independent advisor until September 2020, at which time the Committee decided to retain Exequity. Among other things, the Committee's independent advisor consults on compensation and governance matters, monitors trends and evolving market practices in executive compensation and provides general advice and support to the Committee and Committee's chairman. Specifically, for 2020, Semler Brossy supported the Committee by reviewing long-term incentive awards for NEOs, and Exequity supported the Committee by providing guidance regarding the annual STI awards and by reviewing the content of this Compensation Discussion and Analysis. Neither Semler Brossy nor Exequity provide any other services to the company.

The Committee considered the independence of both Semler Brossy and Exequity in light of applicable SEC rules and NYSE listing standards. After taking into account the absence of any relationships with management and members of the Committee, as well as Semler Brossy and Exequity's internal policies and other information provided to the Committee, the Committee determined that no conflicts of interest existed that would prevent either firm from serving as an independent compensation consultant to the Committee.

OTHER COMPENSATION-RELATED ITEMS

Equity Granting Policy

All equity awards to NEOs are approved by the Committee with a grant date determined at the time of approval. The Committee does not target a specific time during the year to make equity grants, but grant dates are always on or after the date of Committee approval.

Benefits

Our NEOs are provided with the same benefits as are generally offered to other eligible employees, including participation in the XPO Logistics, Inc. 401(k) Plan and insurance benefit programs. Our NEOs receive minimal perquisites, as shown in the "All Other Compensation" table following this Compensation Discussion and Analysis.

Employment Agreements

We believe that it is in the best interests of our company to enter into multi-year employment agreements with our NEOs, as the agreements promote long-term retention while allowing the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading "Employment Agreements with NEOs" and the tables that follow this Compensation Discussion and Analysis.

Severance Arrangements with Mr. Rogers and Ms. Glickman

Following the termination of Mr. Rogers from the company on March 11, 2020, and as a result of his termination without cause, Mr. Rogers received a cash severance payment of $164,038. As a result of Mr. Rogers' subsequent re-employment at

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Stericycle Inc. in April 2020, in accordance with the terms of his employment agreement, he did not receive continued medical and dental coverage.

Following Ms. Glickman's termination from the company on April 13, 2020, and as a result of her termination without cause, Ms. Glickman received: (i) a cash severance payment of $300,769 and (ii) medical and dental coverage for six months.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code") disallows a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers. Under prior law, there was an exception to the $1 million deduction limitation for compensation that met the requirements of "qualified performance-based compensation." However, for tax years after 2017, this exception has been eliminated, subject to limited transition relief for certain grandfathered arrangements.

As a general matter, while tax deductibility is one of several relevant factors considered by the Committee in determining compensation, we believe that the tax deduction limitation imposed by Section 162(m) should not compromise the company's access to compensation arrangements that will attract and retain a high level of executive talent. Accordingly, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and may approve executive compensation that is not tax deductible.

Risk Assessment of Incentive Compensation Programs

The Committee has concluded that the company's compensation plans and programs are not reasonably likely to have a material adverse effect on the company.

For the 2019 plan year, in partnership with a third-party compensation advisory group, the company performed an assessment for the Committee in order to determine whether there were material risks that could arise from our compensation plans and programs. This assessment included a review of material elements of non-executive and executive compensation plans.

For the 2020 plan year, non-executive compensation plans and programs did not materially deviate from those in place during 2019. For executive compensation plans and programs, the Committee considered the fact that executive officer long-term incentives, which were reviewed by the Committee's independent advisor, as well as a third-party compensation advisory group, continued to use metrics that undergo a rigorous goal-setting process, were linked to strategic goals and have longer-term performance periods.

COMPENSATION COMMITTEE REPORT

The following statement made by the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Committee reviewed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, as set forth above. Based on this review and the resulting discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

COMPENSATION COMMITTEE:

Jason D. Papastavrou, chairman (since April 17, 2020)
Marlene M. Colucci, member
Michael G. Jesselson, member

54	©2021 XPO Logistics, Inc.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to our NEOs for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Brad Jacobs(5)	2020	$1,000,000	$3,300,000	—	$17,500,000	$12,660	$21,812,660
Chairman and Chief	2019	$838,462	—	$7,007,415(6)	—	$12,460	$7,858,337
Executive Officer	2018	$625,000	—	$12,690,463(7)	—	$12,008	$13,327,471
Troy Cooper	2020	$650,000	$2,145,000	—	$5,862,500	$12,660	$8,670,160
President	2019	$601,539	—	$3,751,031(6)	—	$12,460	$4,365,030
	2018	$537,500	—	$2,460,008(7)	—	$12,008	$3,009,516
Mario Harik	2020	$500,000	$1,031,250	—	$3,937,500	$12,660	$5,481,410
Chief Information Officer	2019	$467,692	—	$1,648,799(6)	—	$12,271	$2,128,762
	2018	$425,000	$276,300	$1,230,004(7)	—	$11,857	$1,943,161
David Wyshner	2020	$525,096	$1,225,000	$3,032,212(8)	—	$1,050	$4,783,358
Chief Financial Officer
Sarah Glickman(9)	2020	$124,231	—	$3,389	—	$324,568	$452,188
Former Acting Chief	2019	$425,000	—	$537,660(6)	—	$17,274	$979,934
Financial Officer	2018	$246,827	$207,200	$3,528,923	—	$79,369	$4,062,319
Kurt Rogers(10)	2020	$59,231	—	$3,549,732(8)	—	$195,358	$3,804,321
Former Chief Legal Officer

(1)
The amounts reflected in this column for 2020 represent annual cash bonus awards earned in respect of 2020 for Mr. Jacobs, Mr. Cooper, Mr. Harik and Mr. Wyshner. No cash bonus awards were earned in respect of 2019. The amounts reflected in this column for 2018 represent an annual cash bonus award earned in respect of 2018 for Mr. Harik and Ms. Glickman.

(2)
The amounts reflected in this column represent the aggregate grant date fair value of the awards made during each respective year, as computed in accordance with FASB ASC Topic 718, and for Ms. Glickman, the 2020 amount includes incremental compensation earned in respect of RSUs that were accelerated in connection with her termination of employment with the company. For information related to Ms. Glickman's incremental compensation see footnote 9 of this table. For additional information related to the measurement of stock-based compensation awards, see Note 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)
On July 31, 2020, the Committee awarded Mr. Jacobs, Mr. Cooper and Mr. Harik 2020 six-year cash LTI awards that require achievement of (i) an absolute adjusted cash flow per share goal, (ii) a relative growth in adjusted cash flow per share goal and (iii) a scorecard related to ESG goals. The award is composed of four tranches, and, subject to performance and continuing service, such tranches may be earned on the first anniversary of grant (July 31, 2021) and each of January 15, 2022, 2024 and 2026, respectively. The goals underlying the 2020 LTI are subject to both performance-based and service-based conditions. The target award can be earned based on attainment of the absolute adjusted cash flow per share goals of $3.04, $6.03, $6.93 and $7.63 for each of the second half of 2020 and full year 2021, 2022 and 2023, respectively (50% of award); the relative growth in adjusted cash flow per share goal at the 55th percentile (25% of award); or achievement against goals related to ESG as outlined in a comprehensive scorecard (25% of award). The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%.

(4)
The components of "All Other Compensation" for 2020 are detailed in the "All Other Compensation" table.

(5)
Mr. Jacobs did not receive any additional compensation for his service as a director.

(6)
In June 2019, the Committee awarded Mr. Jacobs, Mr. Cooper, Mr. Harik and Ms. Glickman PRSUs that require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets. The amount for Ms. Glickman also includes an equity award of 1,900 time-based RSUs with respect to 2018 granted on April 18, 2019.

(7)
In August 2018, the Committee awarded Mr. Jacobs, Mr. Cooper and Mr. Harik PRSUs that require achievement of both a high-growth performance and stock price goal, and cannot be earned until after the four-year performance period ending December 31, 2022. The goals underlying these PRSUs include: (i) achievement of an average stock price of $225 over a 20-trading day period by December 31, 2022, and (ii) Adjusted Cash Flow Per Share (as defined in the relevant award agreements) of $14.00 by December 31, 2022. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets.

(8)
The amounts for Mr. Wyshner and Mr. Rogers reflect RSU and PRSU awards granted upon hire on March 2, 2020 and February 3, 2020, respectively. The Committee awarded Mr. Wyshner and Mr. Rogers PRSUs that require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets.

(9)
Effective April 13, 2020, Ms. Glickman terminated employment with the company without cause. Between March 2, 2020 and her termination, Ms. Glickman served as SVP, Corporate Finance and Transformation. As a result of her termination without cause, 1,430 RSUs from the award granted on April 18, 2019 and 11,793 RSUs from the award granted on June 8, 2018 were accelerated and became fully vested. The April 2019 RSUs had (i) an intrinsic value of $97,812 on the acceleration date and (ii) a grant date fair value of $94,423 on the grant date (which amount is included in this table under 2019 and in the Summary Compensation Tables in the prior year proxy statement). As a result, the table above includes $3,389 of incremental compensation for Ms. Glickman in respect of the April 2019

55	©2021 XPO Logistics, Inc.

  RSUs. The June 2018 RSUs had (i) an intrinsic value of $806,641 on the acceleration date and (ii) a grant date fair value of $1,312,325 on the grant date (which amount is included in this table under 2018 and in the Summary Compensation Tables in prior year proxy statements). As a result, the table above does not include incremental compensation for Ms. Glickman in respect of the June 2018 RSUs.

(10)
Effective March 11, 2020, Mr. Rogers terminated employment with the company without cause. As a result of his termination without cause, 4,968 RSUs from the award granted on February 3, 2020 were accelerated and became fully vested. The February 2020 RSUs had (i) an intrinsic value of $288,790 on the acceleration date and (ii) a grant date fair value of $448,064 on the grant date (which amount is included in this table under 2020). As a result, the table above does not include incremental compensation for Mr. Rogers in respect of the February 2020 RSUs.

We compensate our NEOs pursuant to the terms of their respective employment agreements and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about our NEOs' employment agreements, see the discussion in this proxy statement under the heading "Employment Agreements with NEOs."

All Other Compensation Table

The following table sets forth the amounts included in the "All Other Compensation" column in the "Summary Compensation" table for our NEOs in 2020.

Name	Matching Contributions to 401(k) Plan(1) ($)	Company- Paid Life Insurance Premiums(2) ($)	Perquisites and Other Personal Benefits ($)	Payout of Paid Time Off(3) ($)	Severance(4) ($)	Relocation(5) ($)	Relocation Gross-up(6) ($)	Continuation of Medical / Dental Benefits(7) ($)	Total ($)

Brad Jacobs	$11,400	$1,260	—	—	—	—	—	—	$12,660
Troy Cooper	$11,400	$1,260	—	—	—	—	—	—	$12,660
Mario Harik	$11,400	$1,260	—	—	—	—	—	—	$12,660
David Wyshner	—	$1,050	—	—	—	—	—	—	$1,050
Sarah Glickman	$5,907	$358	—	$7,100	$300,769	—	—	$10,434	$324,568
Kurt Rogers	—	$210	—	—	$164,038	$23,317	$7,793	—	$195,358

(1)
Amounts in this column represent matching contributions made by XPO to the company's 401(k) plan. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company.

(2)
Amounts in this column include the company-paid premiums for basic life insurance.

(3)
Amounts in this column reflect a payout of paid time off provided to Ms. Glickman in connection with her termination of employment with the company.

(4)
Amounts in this column reflect a payout of severance provided to each of Ms. Glickman and Mr. Rogers in connection with their termination of employment with the company.

(5)
Amounts in this column reflect relocation benefits provided by the company to Mr. Rogers in connection with his commencement of employment in 2020.

(6)
Amounts in this column reflect the tax gross-up provided to Mr. Rogers in respect of the relocation benefits provided by the company.

(7)
Amounts in this column reflect the continuation of medical and dental benefits provided by the company to Ms. Glickman in connection with her termination of employment with the company.

Grants of Plan-Based Awards

The following table sets forth additional details regarding grants of equity and non-equity plan-based awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity	All Other Stock Awards: Number of	Grant Date

Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Incentive Plan Awards(2) Target (#)(3)	Shares of Stock or Units (#)	Fair Value of Stock Awards ($)(4)

Brad Jacobs	7/31/2020	Cash LTI	—	$40,000,000	$80,000,000	—	—	—
Troy Cooper	7/31/2020	Cash LTI	—	$13,400,000	$26,800,000	—	—	—
Mario Harik	7/31/2020	Cash LTI	—	$9,000,000	$18,000,000	—	—	—
David Wyshner	3/2/2020	PSU	—	—	—	26,319	—	$1,032,231
	3/2/2020	RSU	—	—	—	—	26,319	$1,999,981
Sarah Glickman(5)	5/11/2020	RSU	—	—	—	—	1,430	$3,389
Kurt Rogers(6)	2/3/2020	PSU	—	—	—	27,719	—	$1,549,769
	2/3/2020	RSU	—	—	—	—	22,175	$1,999,963

(1)
On July 31, 2020, the Committee awarded Mr. Jacobs, Mr. Cooper and Mr. Harik 2020 six-year cash LTI awards that require achievement of (i) an absolute adjusted cash flow per share goal, (ii) a relative growth in adjusted cash flow per share goal and (iii) a scorecard related to ESG goals. The award is composed of four

56	©2021 XPO Logistics, Inc.

  tranches, and, subject to performance and continuing service, such tranches may be earned on the first anniversary of grant (July 31, 2021) and each of January 15, 2022, 2024 and 2026, respectively. The goals underlying the 2020 LTI are subject to both performance-based and service-based conditions. The target award can be earned based on attainment of the absolute adjusted cash flow per share goals of $3.04, $6.03, $6.93 and $7.63 for each of the second half of 2020 and full year 2021, 2022 and 2023, respectively (50% of award); the relative growth in adjusted cash flow per share goal at the 55th percentile (25% of award); or achievement against goals related to ESG as outlined in a comprehensive scorecard (25% of award). The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%.

(2)
The amount for Mr. Wyshner reflects awards granted upon hire on March 2, 2020. The amount for Mr. Rogers reflects awards granted upon hire on February 3, 2020.

(3)
PRSUs are reflected at the target level, which is also the threshold and maximum level. There is no threshold level of payment for below target performance and no upside leverage for exceeding the targets.

(4)
Amounts in this column reflect the grant date fair value of awards calculated in accordance with FASB ASC Topic 718, using the valuation methodology set forth in Note 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, and for Ms. Glickman, the 2020 amount includes incremental compensation earned in respect of RSUs that were accelerated in connection with her termination of employment with the company. For information related to Ms. Glickman's incremental compensation see footnote 5 of this table.

(5)
Effective April 13, 2020, Ms. Glickman terminated employment with the company without cause. Between March 2, 2020 and her termination, Ms. Glickman served as SVP, Corporate Finance and Transformation. As a result of her termination without cause, 1,430 RSUs from the award granted on April 18, 2019 and 11,793 RSUs from the award granted on June 8, 2018 were accelerated and became fully vested. The April 2019 RSUs had (i) an intrinsic value of $97,812 on the acceleration date and (ii) a grant date fair value of $94,423 on the grant date (which amount is included in this table under 2019 and in the Summary Compensation Tables in the prior year proxy statement). As a result, the table above includes $3,389 of incremental compensation for Ms. Glickman in respect of the April 2019 RSUs. The June 2018 RSUs had (i) an intrinsic value of $806,641 on the acceleration date and (ii) a grant date fair value of $1,312,325 on the grant date (which amount is included in this table under 2018 and in the Summary Compensation Tables in prior year proxy statements). As a result, the table above does not include incremental compensation for Ms. Glickman in respect of the June 2018 RSUs.

(6)
Effective March 11, 2020, Mr. Rogers terminated employment with the company without cause. As a result of his termination without cause, 4,968 RSUs from the award granted on February 3, 2020 were accelerated and became fully vested. The February 2020 RSUs had (i) an intrinsic value of $288,790 on the acceleration date and (ii) a grant date fair value of $448,064 on the grant date (which amount is included in this table under 2020). As a result, the table above does not include incremental compensation for Mr. Rogers in respect of the February 2020 RSUs.

Additional information relevant to the awards shown in the above table (including a discussion of the applicable performance criteria and the actual payouts under such awards) is included under the heading "Outstanding Equity Awards at Fiscal Year-End".

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2020.

Stock Awards

	Number of Shares or Units of Stock	Market Value of Shares or Units of Stock	Equity Incentive Plan Awards: Number of Unearned Shares Units or	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares,
Name	That Have Not Vested (#)	That Have Not Vested ($)	Other Rights That Have Not Vested (#)	Units or Other Rights That Have Not Vested ($)(1)

Brad Jacobs	—	—	710,930(2)	$84,742,856(2)
Troy Cooper	—	—	299,260(3)	$35,671,792(3)
Mario Harik	—	—	134,332(4)	$16,012,374(4)
David Wyshner	—	—	52,638(5)	$6,274,450(5)
Sarah Glickman	—	—	19,262(6)	$2,296,030(6)
Kurt Rogers	—	—	587(7)	$69,970(7)

Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a qualifying termination of employment.

(1)
The values reflected in this column were calculated using $119.20, the closing price of a company share on the NYSE on December 31, 2020, the last trading day of our fiscal year 2020.

(2)
Consists of 238,095 PRSUs which vest on December 31, 2022, and 472,835 PRSUs which vest on December 31, 2024 subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets, generally reflecting the same features included in previously awarded performance-based equity grants.

a.
The PRSUs noted as vesting on December 31, 2022 require achievement of both a high-growth performance and stock price goal, and cannot be earned until after the four-year performance period ending December 31, 2022. The goals underlying these PRSUs include: (i) achievement of an average stock price of $225 over a 20-trading day period by December 31, 2022, and (ii) Adjusted Cash Flow Per Share (as defined in the relevant award agreements) of $14.00 by December 31, 2022.

b.
The PRSUs noted as vesting on December 31, 2024 require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned.

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(3)
Consists of 46,154 PRSUs which vest on December 31, 2022, and 253,106 PRSUs which vest on December 31, 2024 subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets, generally reflecting the same features included in previously awarded performance-based equity grants.

a.
The PRSUs noted as vesting on December 31, 2022 require achievement of both a high-growth performance and stock price goal, and cannot be earned until after the four-year performance period ending December 31, 2022. The goals underlying these PRSUs include: (i) achievement of an average stock price of $225 over a 20-trading day period by December 31, 2022, and (ii) Adjusted Cash Flow Per Share (as defined in the relevant award agreements) of $14.00 by December 31, 2022.

b.
The PRSUs noted as vesting on December 31, 2024 require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned.

(4)
Consists of 23,077 PRSUs which vest on December 31, 2022, and 111,255 PRSUs which vest on December 31, 2024 subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets, generally reflecting the same features included in previously awarded performance-based equity grants.

a.
The PRSUs noted as vesting on December 31, 2022 require achievement of both a high-growth performance and stock price goal, and cannot be earned until after the four-year performance period ending December 31, 2022. The goals underlying these PRSUs include: (i) achievement of an average stock price of $225 over a 20-trading day period by December 31, 2022, and (ii) Adjusted Cash Flow Per Share (as defined in the relevant award agreements) of $14.00 by December 31, 2022.

b.
The PRSUs noted as vesting on December 31, 2024 require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned.

(5)
Consists of 26,319 RSUs which vest ratably on March 2, 2021, 2022 and 2023. Consists of 26,319 PRSUs which vest on December 31, 2024 subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets, generally reflecting the same features included in previously awarded performance-based equity grants.

a.
The PRSUs noted as vesting on December 31, 2024 require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned.

(6)
Consists of 13,311 PRSUs which remain eligible to vest on August 9, 2021, and 5,951 PRSUs which remain eligible to vest on December 31, 2024 subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level. There is no threshold level of payment for below target performance and no upside leverage for exceeding the targets.

a.
The PRSUs noted as vesting on August 9, 2021 require achievement of a closing stock price of $200 per share over a period of 20 consecutive trading days prior to August 2023.

b.
The PRSUs noted as vesting on December 31, 2024 require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned.

(7)
Consists of 587 PRSUs which remain eligible to vest on December 31, 2024 subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level. There is no threshold level of payment for below target performance and no upside leverage for exceeding the targets.

a.
The PRSUs noted as vesting on December 31, 2024 require achievement of both a high-growth performance and TSR goal, and cannot be earned until after the six-year performance period ending December 31, 2024. The goals underlying these PRSUs include: (i) $9.08 adjusted earnings per share (CAGR of 19%) by December 31, 2024, and (ii) exceed the S&P Transportation Select Industry Index TSR by at least 34% (CAGR of 500 basis points) by December 31, 2024. Both goals must be attained for the award to be earned.

Option Exercises and Stock Vested

The following table sets forth the options exercised and stock vested for our NEOs during 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Brad Jacobs	250,000	$26,985,000	218,150	$21,263,081
Troy Cooper	25,000	$2,644,000	49,084	$4,784,217
Mario Harik	135,000	$14,503,050	35,450	$3,455,312
David Wyshner	—	—	—	—
Sarah Glickman(2)	—	—	16,108	$1,072,158
Kurt Rogers(3)	—	—	5,544	$318,414

(1)
The values reflected in this column were calculated by multiplying the number of shares that vested in 2020 by the closing price of one share of XPO common stock on the NYSE on each applicable vesting or settlement date. In the case of the cash-settled PRSUs, for each of Mr. Jacobs, Mr. Cooper and Mr. Harik, which settled on February 19, 2020, the closing price of one share of XPO common stock on the NYSE was $97.47.

(2)
Effective April 13, 2020, Ms. Glickman terminated employment with the company without cause. As a result of her termination without cause, Ms. Glickman received 1,900 RSUs of the award granted on April 18, 2019 and 14,208 RSUs of the award granted on June 8, 2018.

(3)
Effective March 11, 2020, Mr. Rogers terminated employment with the company without cause. As a result of his termination without cause, Mr. Rogers received 5,544 RSUs, reflecting a pro-rated portion of the award granted on February 3, 2020.

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Potential Payments Upon Termination or Change of Control

The following table sets forth the amounts of compensation that would be due to Messrs. Jacobs, Cooper, Harik and Wyshner pursuant to their respective employment agreements, as applicable, upon the termination events as summarized below, as if each such event had occurred on December 31, 2020. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event. For Ms. Glickman and Mr. Rogers, the following table sets forth the amounts of compensation that were due in connection with their actual terminations of employment.

	Brad Jacobs	Troy Cooper	Mario Harik	David Wyshner	Sarah Glickman(1)		Kurt Rogers(2)
Termination without Cause:
Cash severance(3)(4)(5)	$1,000,000	$650,000	$500,000	$635,000	$300,769		$164,038
Acceleration of equity-based awards(6)	$32,996,110	$12,814,000	$5,798,842	$2,235,954	$1,075,547	(7)	$318,414
Outstanding performance-based equity awards(8)	—	—	—	—	$2,296,030		$69,970
Acceleration of 2020 LTI(9)	$10,000,000	$3,350,000	$2,250,000	—	—		—
Continuation of medical / dental benefits(10)	$7,932	$7,932	$11,076	$9,786	$10,434		—
Total	$44,004,042	$16,821,932	$8,559,918	$2,880,740	$3,682,781		$552,422
Voluntary Termination with Good Reason:
Cash severance(3)(5)	—	—	—	—	—		—
Acceleration of equity-based award	—	—	—	—	—		—
Acceleration of 2020 LTI	—	—	—	—	—		—
Continuation of medical / dental benefits	—	—	—	—	—		—
Total	—	—	—	—	—		—
Termination for Cause or Voluntary Termination without Good Reason:
Cash severance(3)(5)	—	—	—	—	—		—
Acceleration of equity-based awards	—	—	—	—	—		—
Acceleration of 2020 LTI	—	—	—	—	—		—
Continuation of medical / dental benefits	—	—	—	—	—		—
Total	—	—	—	—	—		—
Disability:
Cash severance(3)(5)	—	—	—	—	—		—
Acceleration of equity-based award	—	—	—	—	—		—
Acceleration of 2020 LTI	—	—	—	—	—		—
Continuation of medical / dental benefits	—	—	—	—	—		—
Total	—	—	—	—	—		—
Death:
Cash severance(3)	—	—	—	—	—		—
Acceleration of equity-based awards(6)	$84,742,856	$35,671,792	$16,012,374	—	—		—
Acceleration of 2020 LTI(9)	$40,000,000	$13,400,000	$9,000,000	—	—		—
Continuation of medical / dental benefits	—	—	—	—	—		—
Total	$124,742,856	$49,071,792	$25,012,374	—	—		—
Change of Control and No Termination:
Cash severance(3)	—	—	—	—	—		—
Acceleration of equity-based awards(6)	$84,742,856	$35,671,792	$16,012,374	—	—		—
Acceleration of 2020 LTI(9)	$40,000,000	$13,400,000	$9,000,000	—	—		—
Continuation of medical / dental benefits	—	—	—	—	—		—
Total	$124,742,856	$49,071,792	$25,012,374	—	—		—
Change of Control and Termination without Cause or for Good Reason:
Cash severance(3)	$8,970,000	$3,900,000	$2,250,000	$3,175,000	—		—
Acceleration of equity-based awards(6)	$84,742,856	$35,671,792	$16,012,374	$6,274,450	—		—
Acceleration of 2020 LTI(9)	$40,000,000	$13,400,000	$9,000,000	—	—		—
Continuation of medical / dental benefits(10)	$31,728	$31,728	$44,304	$39,144	—		—
Total	$133,744,584	$53,003,520	$27,306,678	$9,488,594	—		—']
(1)
Effective April 13, 2020, Ms. Glickman terminated employment with the company without cause. The values reflected in this column are the actual payments made in connection with her separation. The value reflected for the acceleration of equity-based awards is calculated using $58.13, the closing price of a company share on the NYSE on April 15, 2020, and $68.40, the closing price of a company share on the NYSE on May 11, 2020, the respective dates of settlement.

(2)
Effective March 11, 2020, Mr. Rogers terminated employment with the company without cause. The values reflected in this column are the actual payments made in connection with his separation. The value reflected for the acceleration of equity-based awards is calculated using $51.43, the closing price of a company share on the NYSE on March 31, 2020, and $58.13, the closing price of a company share on the NYSE on April 15, 2020, the respective dates of settlement.

(3)
Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.

(4)
In the event of a termination by our company without Cause, cash severance payable to each of Mr. Jacobs, Mr. Cooper, Mr. Harik and Mr. Wyshner may be reduced, dollar for dollar, by other income earned by such NEO in accordance with the terms of their employment agreement. The calculations of severance pay in the above table for Mr. Jacobs, Mr. Cooper, Mr. Harik and Mr. Wyshner use the NEO's base salary effective as of December 31, 2020.

(5)
In the event of a termination for any reason, our company has the right to extend the period during which each of our NEOs is bound by the non-competition covenant in their employment agreement for up to 12 additional months, which would extend the non-compete period from three years to four years following termination for Mr. Jacobs, Mr. Cooper and Mr. Harik and from two years to three years following termination for Mr. Wyshner, Ms. Glickman and Mr. Rogers. During

59	©2021 XPO Logistics, Inc.

  the period the non-compete is extended, the NEO would be entitled to receive cash compensation equal to his or her monthly base salary as in effect on the date employment is terminated, reduced dollar for dollar by any other income earned at the time by the NEO. Fully extending the non-compete provision would increase the amounts shown as "Cash Severance" by up to $1,000,000 for Mr. Jacobs, $650,000 for Mr. Cooper, $500,000 for Mr. Harik, $635,000 for Mr. Wyshner, $425,000 for Ms. Glickman and $550,000 for Mr. Rogers.

(6)
The values reflected in this column were calculated using $119.20, the closing price of a company share on the NYSE on December 31, 2020, the last trading day of our fiscal year 2020. The amounts shown for PRSUs have been estimated assuming that the applicable performance goals are met at target levels. Although the PRSUs would no longer be subject to a continued service requirement upon the occurrence of a termination by our company without Cause, payment of such award would remain subject to the actual achievement of the applicable performance goals. As of December 31, 2020, none of the NEOs had any unvested stock options.

(7)
Includes $3,389 of incremental compensation for Ms. Glickman that was earned in connection with the acceleration of her April 2019 RSUs. For additional information related to the incremental compensation see footnote 9 of the Summary Compensation Table.

(8)
Amount shown for Ms. Glickman consists of 13,311 PRSUs which remain eligible to vest on August 9, 2021, and 5,951 PRSUs which remain eligible to vest on December 31, 2024 subject to achievement of certain performance criteria (for further details related to the performance criteria see footnote 6 in the Outstanding Equity Awards Table at Fiscal Year-end table). Amount shown for Mr. Rogers consists of 587 PRSUs which remain eligible to vest on December 31, 2024 subject to achievement of certain performance criteria (for further details related to the performance conditions see footnote 7 in the Outstanding Equity Awards Table at Fiscal Year-end table). The amounts shown for Ms. Glickman and Mr. Rogers assume that all performance criteria are actually met or are deemed met pursuant to the terms of the PRSUs.

(9)
The amounts shown for 2020 LTI have been estimated assuming that the applicable performance goals are met at target levels. Although the 2020 LTI would no longer be subject to a continued service requirement upon the occurrence of a termination by our company without Cause, payment of such award would remain subject to the actual achievement of the applicable performance goals.

(10)
The amounts of continued medical and dental benefits shown in the table (i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. In the event of a termination without Cause, continued medical and dental benefits would cease when the NEO commences employment with a new employer.

As of December 31, 2020, each of Mr. Jacobs', Mr. Cooper's, Mr. Harik's and Mr. Wyshner's employment agreement, which is described in detail in this Proxy Statement under the heading "Employment Agreements with NEOs," generally provided that, in the event of a termination without Cause (as defined below) either prior to a Change of Control (as defined below) or more than two years following a Change of Control, cash severance payments and continued benefits would be made ratably over the six month period following the executive's termination (subject to any delays required pursuant to Section 409A of the Code). The employment agreements generally did not provide for payments other than accrued benefits if employment is terminated due to death or disability. Generally, in the event of a termination upon or within two years following a Change of Control, cash severance payments would be made in one lump sum (subject to any delays required pursuant to Section 409A of the Code). The severance payments set forth in the table are generally subject to and conditioned upon the NEO signing and not revoking a waiver and release and continued compliance with certain restrictive covenants.

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this Proxy Statement under the heading "Employment Agreements with NEOs."

CEO PAY RATIO DISCLOSURE

As required by Item 402(u) of the SEC's Regulation S K, we are providing the following information about the relationship of the annual total compensation of our CEO to that of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.

Identifying the Median Employee

Although there was no change to XPO's employee population or compensation arrangements that the company believes would significantly impact the pay ratio disclosure, we reidentified our median employee due to a change in our 2019 median employee's circumstances in 2020. Our 2019 median employee received a salary increase as a result of his promotion to supervisor which the company believes would result in a significant change to the pay ratio disclosure. As permitted under the SEC executive compensation disclosure rules, we elected to identify a new median employee using our December 31, 2019 analysis used to identify our 2019 median employee. For the 2020 median employee, we chose an adjacent employee whose compensation is substantially similar to the 2019 median employee based on the compensation measures used to select the 2019 median employee as follows:

  ■
  Our original analysis selected December 31, 2019 as the date on which to determine our 2019 median employee, which we continued to utilize for the selection of our 2020 median employee.

  ■
  As of December 31, 2019, we had 96,985 employees globally, including 44,750 US employees and 52,235 non-US employees. In determining the identity of our median employee, we excluded 911 employees from: China (431), Hong Kong (23), Ireland (174), and Singapore (283). After excluding the countries and employees described above, we determined the identity of our median employee from a population of 96,074 employees (44,750 US employees and 51,324 non-US-employees); this employee group included full-time, part-time and seasonal employees.

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  ■
  The median employee was identified by calculating the 2019 cash compensation for the population of 96,074 employees excluding the CEO. For this purpose, cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into US dollars using currency conversion rates as of December 31, 2019.

Annual Compensation of Median Employee using Summary Compensation Table Methodology

After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we use for our CEO in the 2020 Summary Compensation Table. This compensation calculation includes, where applicable, base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards, 401(k) company match and company-paid life insurance premiums, as applicable. The compensation for our median employee was $34,663 and the compensation for our company's CEO was $21,812,660.

2020 Pay Ratio

Based on the above information, the ratio of the annual total compensation of our CEO to the median employee is 629:1. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies. In comparison to peer firms, XPO has a unique business mix with approximately 60% of our employee population working in our supply chain business; in addition, XPO operates globally with approximately 55% of our population located outside of the United States. We seek to attract, incentivize and retain our employees through a combination of competitive base pay, bonus opportunities, 401(k) contributions, the opportunity to participate in our employee stock purchase plan and other benefits.

EMPLOYMENT AGREEMENTS WITH NEOS

EMPLOYMENT AGREEMENTS WITH MESSRS. JACOBS, COOPER, HARIK, AND WYSHNER

Effective as of July 31, 2020, we entered into employment agreements with Messrs. Jacobs, Cooper and Harik that replace the 2016 employment agreements between XPO and each such NEO, which expired by their terms on February 9, 2020. On March 2, 2020, we entered into an employment agreement with Mr. Wyshner. The employment agreements with Messrs. Jacobs, Cooper, Harik and Wyshner are referred to in this section as the "NEO Employment Agreements".

Term

The NEO Employment Agreements with Messrs. Jacobs, Cooper and Harik each provide for a four-year term commencing on July 31, 2020. The NEO Employment Agreement with Mr. Wyshner provides for a three-year term commencing on March 2, 2020.

Severance Payments and Benefits

The severance payments pursuant to the NEO Employment Agreements are generally subject to and conditioned upon the applicable NEO signing and not revoking a waiver and general release and also complying with the restrictive covenants contained in his NEO Employment Agreement.

In the event that we terminate the applicable NEO's employment without cause (as defined in the applicable 2020 NEO Employment Agreement), either prior to a change of control (as defined in the company's 2016 Omnibus Incentive Compensation Plan) or more than two years following a change of control, such NEO will be entitled to the following severance payments and benefits:

  ■
  Twelve months' base salary, at the level in effect on the date of termination, which will be paid in equal installments over the six months following the date of termination (subject to any delay required by Section 409A of the Code), and which generally will be reduced, dollar-for-dollar, by other earned income; and

  ■
  Medical and dental coverage for a period of up to six months from the date of termination.

The NEO Employment Agreements do not provide for accelerated vesting of equity, equity-based or other long term incentive compensation awards other than as set forth in the applicable award agreements.

In the event that, upon or within two years following a change of control, the applicable NEO's employment is terminated by our company without cause or such NEO resigns for good reason (as defined in the applicable NEO Employment Agreement), he will receive the following severance payments and benefits:

  ■
  A lump-sum cash payment equal to two (or 2.99, in the case of the Mr. Jacobs) times the sum of his annual base salary and target annual bonus, in each case at the level in effect on the date of termination (subject to any delay required by Section 409A of the Code);

  ■
  A prorated target bonus for the year of termination; and

61	©2021 XPO Logistics, Inc.

  ■
  Medical and dental coverage for a period of 24 months from the date of termination.

In the event that any amounts payable to the applicable NEO in connection with a change of control constitute "parachute payments" within the meaning of Section 280G of the Code, then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, if such reduction would be more favorable to the NEO on a net after-tax basis. No NEO is entitled to a gross-up payment for excise taxes imposed by Section 4999 of the Code on "excess parachute payments," as defined in Section 280G of the Code.

Clawbacks

Under the NEO Employment Agreements, the applicable NEO is subject to certain long-term incentive compensation forfeiture and clawback provisions in the event of: (1) a breach of the restrictive covenants, (2) termination of his employment by our company for cause, or (3) his engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates.

Furthermore, under the NEO Employment Agreements, the applicable NEO is subject to certain annual bonus forfeiture and clawback provisions in the event that the applicable NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company.

In addition, in the event that the applicable NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company his severance payments.

In certain circumstances, the triggering event must have occurred within a certain period in order for us to be able to cause the forfeiture or clawback the equity-based awards, annual bonus or severance payments.

Each NEO shall also be subject to any other clawback or recoupment policy of the company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law.

Restrictive Covenants

Under the NEO Employment Agreements, the applicable NEO is generally subject to the following restrictive covenants: employee and customer non-solicitation during employment and for a period of two years thereafter (in the case of Messrs. Jacobs, Cooper and Harik) or three years thereafter (in the case of Mr. Wyshner); confidentiality and non-disparagement during employment and thereafter; and non-competition during employment and for a period of three years thereafter (in the case of Messrs. Jacobs, Cooper and Harik) or two years thereafter (in the case of Mr. Wyshner). In addition, we have the option to extend the non-competition period for up to an additional year following a termination for any reason, provided that we continue to pay the applicable NEO's base salary as in effect on the date of termination during the extended non-competition period.

EMPLOYMENT AGREEMENT WITH MS. GLICKMAN

Ms. Glickman and the company entered into an employment agreement effective June 5, 2019 with terms and conditions substantially similar to those described above for Mr. Wyshner, except that Ms. Glickman's employment agreement provided for a severance payment of six months' base salary upon termination of employment without cause (other than during the two years following a change of control). In connection with her termination of employment with the company on April 13, 2020, Ms. Glickman received cash severance equal to 12 months' base salary (consistent with the level of severance payment provided for in the NEO Employment Agreements), the medical and dental benefit continuation provided for her in her employment agreement, and certain equity award vesting. For further details related to the equity award vesting see footnote 9 in the Summary Compensation Table.

EMPLOYMENT AGREEMENT WITH MR. ROGERS

Mr. Rogers and the company entered into an employment agreement in February 2020, which was subsequently amended in April 2020. The amended agreement includes terms and conditions substantially similar to those described above for Mr. Wyshner, except that Mr. Rogers's amended agreement provided for a severance payment of nine months' base salary upon termination of employment without cause and employee and customer nonsolicitation provisions that apply during employment and for two years thereafter. In connection with his termination of employment with the company on March 11, 2020, Mr. Rogers received the severance payments and benefits due under his amended employment agreement upon a termination of employment without cause, and certain equity award vesting. For further details related to the equity award vesting see footnote 10 in the Summary Compensation Table.

62	©2021 XPO Logistics, Inc.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2020, with respect to the company's compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	3,515,128	(2)	$21.01	3,558,921	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	3,515,128		$21.01	3,558,921
(1)
The weighted average exercise price is based solely on the outstanding options.

(2)
Includes 42,755 stock options outstanding under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan. Also includes an aggregate of 3,381,599 RSUs and PRSUs granted under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan and 90,774 RSUs granted under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan.

(3)
Includes 1,782,110 securities available for issuance under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan and 1,776,811 securities available for issuance under the XPO Logistics, Inc. Employee Stock Purchase Plan.

63	©2021 XPO Logistics, Inc.

AUDIT-RELATED MATTERS

AUDIT COMMITTEE REPORT

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Audit Committee ("we" in this Audit Committee Report) currently consists of Mr. Shaffer (chairman), Ms. Ashe, Mr. Jesselson and Dr. Papastavrou.

The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of NYSE, our Audit Committee charter, and the independence standards set forth in the XPO Logistics, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Shaffer and Dr. Papastavrou each qualify as an "audit committee financial expert" as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. As described more fully below, in carrying out its responsibilities, the Audit Committee relies on management and XPO's independent registered public accounting firm (the "outside auditors"). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.xpo.com.

In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include, among others, oversight of: (i) XPO's accounting and financial reporting processes, including the company's systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of XPO's financial statements, (iii) XPO's compliance with legal and regulatory requirements, (iv) the qualifications and independence of XPO's outside auditors, and (v) the performance of XPO's outside auditors and internal audit function. Management is responsible for XPO's financial statements and the financial reporting process, including the system of internal controls over financial reporting. We are solely responsible for selecting and reviewing the performance of XPO's outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of XPO's outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services, and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the company's management and our outside auditor KPMG. Management advised us that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing ("PCAOB") and the Commission, and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures and letter required by applicable requirements of the PCAOB regarding the outside auditors' communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG's provision of non-audit services to XPO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm's internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review of XPO's audited consolidated financial statements with management and KPMG, and KPMG's report on such financial statements, and based on the discussions and written disclosures described above, and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in XPO's Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

AUDIT COMMITTEE:

Oren Shaffer (chairman)

Gena Ashe

Michael Jesselson

Jason Papastavrou

64	©2021 XPO Logistics, Inc.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY THE OUTSIDE AUDITORS

The Audit Committee's charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chairman the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2020 and 2019, and the fees paid for such services.

SERVICES PROVIDED BY THE OUTSIDE AUDITORS

As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee retained KPMG to serve as our independent registered public accounting firm for fiscal year 2021 on April 8, 2021.

The following table shows the fees for audit and other services provided by KPMG for fiscal years 2020 and 2019.

Fee Category	2020	2019

Audit Fees	$5,849,335	$5,315,000
Audit-Related Fees	8,664,528	753,500
Tax Fees	—	265,322
All Other Fees	—	—
Total Fees	$14,513,863	$6,333,822

Audit Fees.  This category includes fees for professional services rendered by KPMG for 2020 and 2019, for the audits of our financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees.  The 2019 fees include comfort letters, accounting consultation related to new accounting standards, and other audit related services. The 2020 fees include transaction-related carve-out audit and other work, comfort letters and other audit related services.

Tax Fees.  This category includes fees billed for professional services rendered by KPMG in connection with tax consultation and tax compliance services in 2019.

All Other Fees.  This category represents fees for all other services or products provided and not covered by the categories above. There were no such fees for 2020 and 2019.

65	©2021 XPO Logistics, Inc.

PROPOSALS TO BE PRESENTED

AT THE ANNUAL MEETING

Proposal 1: Election of Directors

Our Board of Directors has nominated for election at the Annual Meeting each of the following persons to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

Brad Jacobs
Gena Ashe
Marlene Colucci
AnnaMaria DeSalva
Michael Jesselson
Adrian Kingshott
Jason Papastavrou
Oren Shaffer

All of the nominees for director listed above were elected by our stockholders at our 2020 Annual Meeting of Stockholders. Information about the nominees is set forth above under the heading "Board of Directors and Corporate Governance—Directors."

In the event that any of these nominees is unable or declines to serve as a director at the time of the 2021 Annual Meeting, the proxies voting for his or her election will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.

REQUIRED VOTE

The election of each of the eight (8) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee) by holders of shares of our common stock (including those shares that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date). If any incumbent director standing for election receives a greater number of votes "against" his or her election than votes "for" his or her election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors.

RECOMMENDATION

Our Board of Directors recommends a vote "FOR" the election of each of the nominees listed above to our Board of Directors.

66	©2021 XPO Logistics, Inc.

Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2021

The Audit Committee of our Board of Directors has appointed KPMG LLP ("KPMG") to serve as our independent registered public accounting firm for the year ending December 31, 2021. KPMG has served in this capacity since 2011.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2021. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

REQUIRED VOTE

Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

RECOMMENDATION

Our Board of Directors recommends a vote "FOR" the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2021.

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Proposal 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934, require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:

  "RESOLVED, that the stockholders of XPO Logistics, Inc. (the "company") hereby approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the company's 2021 Annual Meeting of Stockholders."

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this Proxy Statement. As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," we believe that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders, while also enabling us to attract and retain talented executives.

This resolution, commonly referred to as a "say-on-pay" resolution, is not binding on our Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.

At the 2018 Annual Meeting of Stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. This frequency will continue until the next required non-binding, advisory vote is held on the frequency of advisory votes on executive compensation in 2024, as per the SEC rules.

REQUIRED VOTE

Approval of this advisory resolution, commonly referred to as a "say-on-pay" resolution, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

RECOMMENDATION

Our Board of Directors recommends a vote "FOR" approval of the advisory resolution to approve executive compensation set forth above.

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Proposal 4: Stockholder Proposal Regarding Additional Disclosure of the Company's Political Activities

We have been notified that the Service Employees International Union Pension Plans Master Trust, 1800 Massachusetts Ave NW, Suite 301, Washington, D.C. 20036, expects to introduce and support the following proposal at the 2021 Annual Meeting. This stockholder proponent has provided certification indicating that, as of December 16, 2020, it was the beneficial owner of 2,915 shares of the company's common stock, with an approximate value of $360,260, and that it intends to maintain such ownership through the date of the Annual Meeting. We are not responsible for the content of the stockholder proposal and the stockholder proponent's supporting statement, which are set forth below as they were submitted to us.

PROPOSAL

WHEREAS, we believe full disclosure of XPO's direct and indirect lobbying activities and expenditures is required to assess whether XPO's lobbying is consistent with its expressed goals and in stockholder interests.

RESOLVED: The stockholders of XPO request the preparation of a report, updated annually, disclosing:

  1.
  Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

  2.
  Payments by XPO used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

  3.
  XPO's membership in and payments to any tax-exempt organization that writes and endorses model legislation.

  4.
  Description of management's and the Board's decision-making process and oversight for making payments described in section 2 and 3 above.

For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which XPO is a member.

Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee and posted on XPO's website.

SUPPORTING STATEMENT:

XPO spent $360,000 on federal lobbying in 2019. This does not include state lobbying, where XPO also lobbies but disclosure is uneven or absent. The need for transparency has been heightened by scrutiny of former XPO CEO Louis DeJoy's role as Postmaster General.1

XPO belongs to the Business Roundtable (BRT), which spent $43,150,000 on federal lobbying for 2018 and 2019, and also the Road Haulage Association (RHA) in the United Kingdom. XPO does not disclose its memberships in, or payments to, trade associations and social welfare organizations, or the amounts used for lobbying, including grassroots. Grassroots lobbying does not get reported at the federal level under the Lobbying Disclosure Act, and disclosure is uneven or absent in states.

We are concerned XPO's payments to third party groups may be used for undisclosed grassroots lobbying. For example, XPO belongs to the American Legislative Exchange Council, which supports ending government regulation over private contracting.2

We believe XPO's lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, CEO Jacobs signed the BRT's Statement on the Purpose of a Corporation, committing to invest in its employees with fair wages and important benefits, yet XPO has been accused of a business model "based on exploitation, illegal underpayments, and a callous approach to safety" for workers.3

And, XPO is committed to environmental sustainability, yet the RHA has reportedly lobbied to undermine clean air goals in the UK.4

We believe the reputational damage stemming from these misalignments harms long-term value creation, and we urge XPO to expand its lobbying disclosure.

1
https://www.nytimes.com/article/general-louis-dejoy-postmaster.html

2
https://www.exposedbycmd.org/2020/12/03/alec-holds-virtual-states-and-national-policy-summit/.

3
https://www.jacobinmag.com/2020/10/xpo-logistics-worker-report-delivering-injustice.

4
https://www.desmog.co.uk/2020/10/05/revealed-lobby-groups-backed-big-brands-fighting-against-air-pollution.

69	©2021 XPO Logistics, Inc.

STATEMENT IN OPPOSITION BY OUR BOARD OF DIRECTORS

The XPO Board of Directors Unanimously Recommends a Vote Against Stockholder Proposal No. 4

The Board of Directors recommends a vote AGAINST this proposal for the reasons outlined below. XPO regularly reviews its disclosures relating to political activity and lobbying expenditures and believes these disclosures are appropriate and adequate. The additional detailed disclosures contemplated by this proposal represent an unnecessary expenditure of resources and would, in the opinion of the Board, not provide a corresponding benefit to stockholders. The company notes that contrary to the assertions in the supporting statement, Louis DeJoy never served as CEO of XPO and our CEO Jacobs did not sign the BRT's Statement on the Purpose of a Corporation.

XPO's Participation in the Public Policy Making Process is Limited

XPO is fully committed to providing transparency to stockholders on matters material to the company. XPO does not participate in direct political activities and its very minimal government affairs activities are limited to supporting initiatives that are relevant to the company's business almost exclusively through participation in relevant trade associations. The company does not have a political action committee and does not make corporate contributions to groups organized under section 501(c)(4) or section 527 of the Internal Revenue Code.

XPO does participate, on a limited basis, in organizations that represent the industries of which we are a part, as well as organizations that represent broader interests that are relevant to our business where we believe it is beneficial to stockholders. Our participation is oriented toward the ways in which such organizations can help promote and protect long-term stockholder value, and the company regularly evaluates the effectiveness of these organizations toward that goal. These organizations provide important insight into industry concerns and policy issues critical to our industry, our company, our customers and our communities. These organizations may also represent other interests not relevant to XPO, and the organizations and other members may take positions with which XPO, or individual stockholders, do not agree. Our participation in these organizations is evaluated appropriately with these considerations in mind..

XPO Maintains a Rigorous Oversight Process of Advocacy Efforts

XPO's advocacy efforts are managed by our vice president, corporate affairs, who reviews relevant legislative and regulatory initiatives with members of senior management. At least annually, XPO conducts a review of any trade association participation. Any material or significant issues that arise from these reviews are shared with the Board of Directors, which oversees lobbying expenditures as part of its oversight role of risks associated with the company's broader stakeholder engagement efforts.

XPO Complies with Reporting Requirements

XPO is subject to extensive federal, state and local lobbying registration and public disclosure requirements, with which the company fully complies. XPO's service partners file required federal Lobbying Disclosure Act reports with Congress, and these reports are publicly available at http://disclosures.house.gov. These reports provide XPO's total federal lobbying expenditures, the issue that is the topic of the stockholder proposal, disclosure of XPO individuals who act as lobbyists on behalf of the company and identification of the legislative body or executive branch agency that was contacted.

The Board believes that the company currently provides stockholders with adequate transparency and visibility into the company's political activities, and the Board does not believe that additional detailed disclosures would be beneficial to stockholders.

For these reasons, the Board of Directors unanimously urges stockholders to vote AGAINST Proposal No. 4.

REQUIRED VOTE

Approval of a requirement that the company issue an annual report disclosing the company's political activities and related expenditures requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those shares that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present.

RECOMMENDATION

Our Board of Directors recommends a vote "AGAINST" this stockholder proposal.

70	©2021 XPO Logistics, Inc.

Proposal 5: Stockholder Proposal Regarding the Requirement that the Chairman of the Board be an Independent Director

We have been notified that the International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, D.C. 20001, expects to introduce and support the following proposal at the 2021 Annual Meeting. This stockholder proponent has provided certification indicating that, as of December 18, 2020, it was the beneficial owner of 160 shares of the company's common stock, with an approximate value of $14,000, and that it intends to maintain such ownership through the date of the Annual Meeting. We are not responsible for the content of the stockholder proposal and the stockholder proponent's supporting statement, which are set forth below as they were submitted to us.

PROPOSAL

RESOLVED: That shareholders of XPO Logistics, Inc. ("the Company"), urge the Board of Directors (the "Board") to take the steps necessary to adopt a policy, with amendments to governing documents as needed, so that, to the extent feasible, the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations and should specify the process for selecting a new independent chairman if the chairman ceases to be independent between annual meetings of shareholders or if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT: XPO's CEO currently serves as Board Chairman. In our view, the chairman should be an independent director, who has not previously served as an executive, in order to provide robust oversight and accountability of management, and to facilitate effective deliberation of corporate strategy, which we believe, is difficult to accomplish when the CEO serves as chairman. Even with robust responsibilities, we believe the position of a lead independent director is inadequate to this task because ultimate responsibility for board leadership remains with the chairman/CEO. We also do not believe the recent creation of a vice-chair role remedies the situation, with the position confusing rather than enhancing the board leadership structure.

In our opinion, these considerations are especially critical at XPO given concerns over the company's governance, culture and human capital management practices.

We note that at three of the past four annual shareholder meetings, "Say-on-Pay" has received less that seventy percent support from the votes cast. Incredibly, despite approximately thirty three percent of shares being against Say-on-Pay last year, XPO, nevertheless, went ahead and granted, in July, an award worth up to $80 million to the CEO.

XPO also continues to face considerable political and media scrutiny over allegations of pregnancy discrimination, sexual harassment and hazardous working conditions in its operation, following a New York Times investigation, in 2018, into a spate of miscarriages at an XPO facility in Memphis, TN. Similar concerns, we note, are raised by XPO's response to the COVID-19 pandemic. Workers, for instance, at an XPO facility in the United Kingdom were "terrified" to go back to work after 64 workers contracted Covid-19 and the company refused to quarantine the facility (https://www/bbc/com/news/uk-england-wiltshire-53610084).

Finally, the fairness and economic sustainability of XPO's use of independent contractors raise serious risks for investors. XPO faces numerous lawsuits and government enforcement actions alleging driver misclassification, wage theft, and the violation of labor law protections. XPO has already paid millions to drivers for similar past cases, including $16.5 million in June 2019. Critically, in its 10-K, XPO concedes that misclassification claims or changes to state law governing worker classification could have "material adverse" effect on the company's financial condition.

We urge fellow shareholders to vote FOR this proposal.

STATEMENT IN OPPOSITION BY OUR BOARD OF DIRECTORS

The XPO Board of Directors Unanimously Recommends a Vote Against the Stockholder Proposal No. 5

XPO Has a Robust Governance Structure that Ensures Independent Oversight of Management

XPO has a robust corporate governance structure that enables the Board to strike the right balance between decisive leadership, effective decision-making and rigorous independent oversight of management. The current composition of our Board is highly independent. Currently seven out of XPO's eight directors are independent, three of whom have been added to the Board since 2016. Furthermore, the Board's committees and the committee chairs are comprised solely of independent directors. The charter of each committee requires that all members be independent, with the sole exception of the Acquisition Committee. However, the current members of the Acquisition Committee are also all independent.

To complement the roles of the committees and the committee chairs in providing effective independent oversight, the Board has established two leadership positions for independent directors—the lead independent director and the vice chairman.

The authorities and duties of the lead independent director include, among others: (i) presiding at executive sessions of outside directors and at meetings of the Board where the chairman is not present; (ii) coordinating with the chairman with respect to meeting agendas and approving final meeting agendas; (iii) coordinating with the chairman as to appropriate Board

71	©2021 XPO Logistics, Inc.

meeting schedules to ensure sufficient time for discussion of all agenda items; (iv) coordinating with the chairman on the materials sent to the Board and approving final meeting materials; (v) calling and chairing sessions of the independent directors; (vi) ensuring availability for direct stockholder communication as appropriate, if requested by major stockholders; and (vii) serving as a liaison between the chairman and the non-management directors.

Michael Jesselson, an independent director who has an exemplary record as a director of XPO and who has substantial public company board experience, has served as our lead independent director since 2016. The Board believes that the position of lead independent director has served as an effective balance to the dual role served by Brad Jacobs.

In early 2019, the Board established an independent vice chairman position as part of its ongoing commitment to strong corporate governance. The position of vice chairman is defined as an independent director with authorities and duties that include, among others: (i) presiding at meetings of the Board where the chairman and the lead independent director are not present; (ii) assisting the chairman, when appropriate, in carrying out his or her duties; (iii) assisting the lead independent director, when appropriate, in carrying out his or her duties; and (iv) such other duties, responsibilities and assistance as the Board or the chairman may determine.

AnnaMaria DeSalva, an independent director who has a wealth of experience with public policy development, has served as vice chairman of the Board since February 2019. In this role, Ms. DeSalva provides support on key governance matters to the chairman, the lead independent director and the rest of the Board and also serves as the primary independent director to engage with our stockholders.

To encourage open discussion without management's influence, XPO's Corporate Governance Guidelines (available on the Company's corporate website at www.xpo.com under the Investors tab) require that non-management directors meet one or more times annually without the presence of management. To further facilitate independent oversight, the Corporate Governance Guidelines provide for Board members' unfettered access to senior XPO officers and outside advisors, and also require directors to "exercise appropriate diligence in making decisions and in overseeing management of the Company . . . based on the best interests of the Company and its stockholders and without regard to any personal interest."

As a result of these strong governance practices, the independent oversight of management and of issues of fundamental importance to the company is already delegated to the Board's independent directors, including two independent directors who are part of the Board's mandated leadership structure.

XPO's Existing Governance Structure Strikes the Right Balance Between Ensuring Independent Oversight of Management and Preserving the Board's Imperative Flexibility

As the company's Board of Directors has repeatedly demonstrated over the years, the Board takes matters of corporate governance very seriously and believes that an appropriate balance exists between Mr. Jacobs' effective leadership and the robust corporate governance practices currently in effect. The Board understands the importance of determining the appropriate leadership structure for the company and reviews the company's existing board structure on an annual basis. The proposal, which requires that the chairman be an independent director who has not previously served as an executive officer of the company, would unduly restrict the Board from determining the best structure at a particular time and, thus, would not be in the best interests of the company and its stockholders. The Board's opinion on this matter is the product of its regular evaluations of Board policies, management performance, and its careful consideration of the proposal at hand.

Mr. Jacobs' Continued Service in these Roles has the Support of our Stockholders

Over the past several years, XPO has met with stockholders representing a significant portion of our outstanding shares to discuss a range of topics, including our board composition and leadership structure. Through these conversations, we have heard consistent feedback that stockholders are comfortable with our current board leadership structure and in support of Mr. Jacobs' continued service as both chairman and CEO. We have also discussed and made responsive changes to our disclosure around the roles and responsibilities of our independent leadership on the Board.

Mr. Jacobs' Combined Role of Chairman and CEO is in the Best Interests of XPO's Stockholders

The Board believes that the short-term and long-term interests of the company's stockholders are best served by Brad Jacobs continuing to serve as both Board chairman and chief executive officer. Mr. Jacobs has a long track record of creating significant value for stockholders. Since Mr. Jacobs joined XPO as chairman and CEO in 2011, XPO's annual revenue has grown from less than $200 million to more than $16 billion and XPO's stock has been the seventh best-performing stock of the prior decade among the Fortune 500, based on Bloomberg market data ending December 31, 2019. Under Mr. Jacobs' leadership, the company has won numerous accolades, including being named one of the "World's Most Admired Companies" by Fortune magazine and one of "America's Best Employers" by Forbes magazine. On December 2, 2020, Mr. Jacobs underscored his commitment to maximizing shareholder value when XPO announced that the Board authorized a spinoff of XPO's logistics segment into an independent, publicly-traded company. The planned spinoff demonstrates Mr. Jacobs' ability to focus on creating value for stockholders and also remain intensely committed to the satisfaction of our customers and employees. The Board believes that Mr. Jacobs' leadership in both his Board and executive roles has been critical to the success of XPO's business and culture, and that separating the roles would be deleterious in both the near-term and the long-term and would unduly risk the speed and quality of the company's decision-making process.

72	©2021 XPO Logistics, Inc.

Therefore, the Board believes that this proposal is both unnecessary and contrary to the best interests of XPO's stockholders, particularly because it would deprive the Board of the flexibility to exercise its business judgment in selecting the most qualified and appropriate individuals to lead the Board.

For these reasons, the Board of Directors unanimously urges stockholders to vote AGAINST Proposal No. 5.

REQUIRED VOTE

Approval of a stockholder proposal regarding the requirement that the chairman of the board be an independent director requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present.

RECOMMENDATION

Our Board of Directors recommends a vote "AGAINST" this stockholder proposal.

73	©2021 XPO Logistics, Inc.

Proposal 6: Stockholder Proposal Regarding Acceleration of Executive Equity Awards in the Case of a Change in Control

We have been notified that the CtW Investment Group, 1900 L Street NW, Suite 900, Washington, D.C. 20036 expects to introduce and support the following proposal at the 2021 Annual Meeting. This stockholder proponent has provided certification indicating that, as of December 18, 2020, it was the beneficial owner of at least $2,000 worth of the company's common stock, and that it intends to hold at least the minimum number of shares of the company's common stock required by the SEC through the date of the Annual Meeting. We are not responsible for the content of the stockholder proposal and the stockholder proponent's supporting statement, which are set forth below as they were submitted to us.

PROPOSAL

RESOLVED: The shareholders ask the Board of Directors of XPO Logistics, Inc. to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the Board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive officer's termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, "equity award" means an award granted under an equity incentive plan as defined in Item 402 of the SEC's Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2021 annual meeting.

SUPPORTING STATEMENT: XPO Logistics ("Company") allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive's performance.

According to last year's proxy statement, a change in control could have accelerated the vesting of approximately $120 million worth of long-term equity to the Company's five senior executives, with Chairman and Chief Executive Officer Bradley Jacobs entitled to over $74 million.

We are unpersuaded by the argument that executives somehow "deserve" to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a "pay for performance" philosophy worthy of the name. Additionally, we note that shareholders have repeatedly expressed their concern regarding excessive executive compensation at the Company, with over 30 percent opposition to the Say-on-Pay proposal over several years (2020, 2019, and 2017).

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

According to Institutional Shareholder Services, 38% of Russell 3000 companies prohibited equity acceleration of performance-based shares upon a change of control in 2018.

We urge you to vote FOR this proposal.

STATEMENT IN OPPOSITION BY OUR BOARD OF DIRECTORS

The XPO Board of Directors Unanimously Recommends a Vote Against Stockholder Proposal No. 6

The Current Structure of Equity Awards Aligns the Interests of our Senior Executives and Stockholders, Encourages Stability During a Potential Change in Control, and Rewards Executives for their Performance

As we describe in detail in the section of this Proxy Statement titled "Executive Compensation—Compensation Discussion and Analysis," our compensation program for senior executives is premised on our pay-for-performance culture and our commitment to align executive compensation with long-term stockholder value. We believe that our Compensation Committee, which is composed entirely of independent directors, is best positioned to design and implement executive compensation arrangements that are appropriate for our company and our stockholders, including with respect to the treatment of equity awards in connection with a change in control.

The Proponent attempts to preemptively bind the Compensation Committee with respect to a singular element of our executive compensation program. The proposal would prohibit the Compensation Committee from providing for accelerated vesting of unvested equity awards held by senior executive officers upon the occurrence of a change in control and permit only pro rata vesting of equity awards up to the time of a senior executive officer's termination of employment following a change in control. In the context of a potential change in control, any perceived lack of protection of the value of unvested equity awards can

74	©2021 XPO Logistics, Inc.

create conflicts of interest and distractions because of uncertainty that may arise for executives, such as loss of job security. Accelerated equity award vesting can eliminate potential disincentives for executives to forego pursuing a change in control transaction that would benefit stockholders. In particular, accelerated vesting aligns the interests of stockholders and executives by allowing key decision makers to remain objective and focused on maximizing stockholder value up to and following a potential change in control. The Compensation Committee should be able to exercise its business judgment to determine whether, and under what circumstances, the accelerated vesting of equity awards is in the best interest of the company and our stockholders.

Adopting the Proposal Would Limit the Company's Ability to Attract and Retain Talented Executives

As indicated in the Proponent's Supporting Statement, pro rata vesting is not market practice—in fact, approximately 86% of companies in the Russell 3000 in 2019 did not prohibit accelerated vesting of performance-based equity awards upon a change in control according to Institutional Shareholder Services. Therefore, limiting the business judgment of the Compensation Committee and adopting the Proponent's one-size-fits-all approach could place us at a competitive disadvantage in attracting and retaining senior executives, particularly if a change in control transaction is pending or contemplated.

Further, accelerated vesting of equity awards is an effective way for us to retain our leadership team up to and following a change in control transaction. Retaining senior executives while a change in control transaction is pending can be particularly important to the company's continued success because the loss of such executives could jeopardize a pending transaction or adversely affect the company's business prospects or operations if the transaction is not completed. Adopting the proposal could create a significant disadvantage in retaining key executives, which could result in executive turnover that would be detrimental to the company and our stockholders.

The Company's Demonstrated Commitment to Pay-For-Performance Refutes the Allegations Made in the Proposal

Although we believe many of the assertions in the Proponent's Supporting Statement are irrelevant to the proposal itself, we want to specifically add context to several misleading statements related to our commitment to our pay-for-performance philosophy. The Proponent suggests that accelerated vesting of equity awards is premised on our belief that executives are denied the opportunity to earn those shares in the event of a change in control transaction. However, it is for the reasons articulated above and in the Compensation Discussion & Analysis section of our proxy statement that our Board believes that the current structure of the company's executive compensation awards is appropriate and effective. Moreover, the Proponent fails to acknowledge our continued commitment to our pay-for-performance philosophy. For example, the company's executive compensation program consists of fixed base salaries and variable incentive compensation in the form of annual cash incentives and equity grants that emphasize pay for performance. In addition, the total reward package for each named executive officer reflects an assessment of individual responsibilities, contributions to corporate performance, the company's trend on total stockholder return, and the company's overall success in achieving its strategic goals. Further, all of the outstanding equity awards granted to Mr. Jacobs, Mr. Cooper and Mr. Harik are performance-based, demonstrating our company's strong commitment to aligning executive compensation with long-term stockholder value.

As evidence of this commitment, in 2020, the Compensation Committee reviewed the pay-for-performance alignment of XPO's compensation program on a realizable basis, using a four-year period to align with XPO's performance periods. This analysis demonstrated that pay has been extremely well-aligned with performance. From 2016-2019, XPO's realizable pay was at the 82nd percentile versus peers, while TSR performance was at the 91st percentile.

Accordingly, our Board believes that the current structure of our executive compensation program, including the provisions related to accelerated vesting of equity awards, appropriately reflects our pay-for-performance philosophy, aligning the interests of our executives with those of our stockholders and allowing us to attract and retain talented executives.

For these reasons, the Board of Directors unanimously urges stockholders to vote AGAINST Proposal No. 6.

REQUIRED VOTE

Approval of a stockholder proposal regarding acceleration of executive equity awards in the case of a change in control requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted "for" such proposal must exceed the number of shares voted "against" such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the Annual Meeting at which a quorum is present.

RECOMMENDATION

Our Board of Directors recommends a vote "AGAINST" this stockholder proposal.

75	©2021 XPO Logistics, Inc.

OTHER MATTERS

We do not expect that any matter other than the foregoing proposals will be brought before the 2021 Annual Meeting. If, however, such a matter is properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment.

76	©2021 XPO Logistics, Inc.

ADDITIONAL INFORMATION

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

If you would like to receive a copy of our 2020 Annual Report or this Proxy Statement, please contact us at: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, CT 06831 or by telephone at 1-855-976-6951, and we will send a copy to you without charge.

A NOTE ABOUT OUR WEBSITE

Although we include references to our website, www.xpo.com, throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC's Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

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ANNEX A— RECONCILIATION OF NON-GAAP MEASURES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA $ in millions

	Three Months Ended December 31,		Years Ended December 31,

	2020	2019	2020	2019
Net income attributable to common shareholders	$93	$96	$79	$379
Preferred stock conversion charge(1)	22	—	22	—
Distributed and undistributed net income	10	11	9	40
Net income attributable to noncontrolling interests	3	—	7	21

Net income	128	107	117	440

Debt extinguishment loss	—	—	—	5
Interest expense	85	74	325	292
Income tax provision	33	30	31	129
Depreciation and amortization expense	194	193	766	739
Unrealized (gain) loss on foreign currency option and forward contracts	(1)	4	(2)	9
Transaction and integration costs	7	3	100	5
Restructuring costs	3	21	56	49

Adjusted EBITDA	$449	$432	$1,393	$1,668

(1)
Relates to the conversion of 69,445 shares of the company's Series A Preferred Stock.

CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA $ in millions

	Six Months Ended June 30,		Six Months Ended December 31,

	2020	2019	2020	2019
Net income (loss)	($109)	$197	$226	$243

Debt extinguishment loss	—	5	—	—
Interest expense	154	143	171	149
Income tax provision (benefit)	(61)	65	92	64
Depreciation and amortization expense	379	360	387	379
Unrealized (gain) loss on foreign currency option and forward contracts	(1)	9	(1)	—
Transaction and integration costs	90	2	10	3
Restructuring costs	53	17	3	32

Adjusted EBITDA	$505	$798	$888	$870

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CONSOLIDATED RECONCILIATION OF GAAP NET INCOME AND NET INCOME PER SHARE TO ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE $ in millions, except per-share data

	Three Months Ended December 31,		Years Ended December 31,

	2020	2019	2020	2019
GAAP net income attributable to common shareholders	$93	$96	$79	$379
Preferred stock conversion charge(1)	22	—	22	—
Debt extinguishment loss	—	—	—	5
Unrealized (gain) loss on foreign currency option and forward contracts	(1)	4	(2)	9
Impairment of customer relationship intangibles	—	—	—	6
Transaction and integration costs	7	3	100	5
Restructuring costs	3	21	56	49
Income tax associated with the adjustments above	1	(6)	(35)	(18)
Impact of noncontrolling interests on above adjustments	—	(1)	(1)	(2)
Allocation of undistributed earnings	(4)	(2)	(14)	(5)

Adjusted net income attributable to common shareholders	$121	$115	$205	$428

Adjusted basic earnings per share	$1.32	$1.25	$2.24	$4.46
Adjusted diluted earnings per share	$1.19	$1.12	$2.01	$4.03
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	92	92	92	96
Diluted weighted-average common shares outstanding	102	103	102	106

(1)
Relates to the conversion of 69,445 shares of the company's Series A Preferred Stock.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW $ in millions

	Years Ended December 31,

	2020	2019
Net cash provided by operating activities	$885	$791
Cash collected on deferred purchase price receivable	—	186

Adjusted net cash provided by operating activities	885	977

Payment for purchases of property and equipment	(526)	(601)
Proceeds from sale of property and equipment	195	252

Free Cash Flow	$554	$628

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW $ in millions

	Six Months Ended June 30,		Six Months Ended December 31,

	2020	2019	2020	2019
Net cash provided by operating activities	$394	$164	$491	$627
Cash collected on deferred purchase price receivable	—	137	—	49

Adjusted net cash provided by operating activities	394	301	491	676

Payment for purchases of property and equipment	(255)	(236)	(271)	(365)
Proceeds from sale of property and equipment	77	85	118	167

Free Cash Flow	$216	$150	$338	$478

79	©2021 XPO Logistics, Inc.

XPO LOGISTICS NORTH AMERICAN LESS-THAN-TRUCKLOAD RECONCILIATION OF ADJUSTED OPERATING RATIO $ in millions

	Three Months Ended December 31,

	2020	2019
Revenue (excluding fuel surcharge revenue)	$806	$777
Fuel surcharge revenue	110	128

Revenue	916	905
Salaries, wages and employee benefits	452	436
Purchased transportation	88	92
Fuel and fuel-related taxes	48	59
Other operating expenses	117	101
Depreciation and amortization	55	58
Rents and leases	18	13

Operating income	138	146

Operating ratio	84.9%	83.9%

Restructuring costs	(1)	—
Amortization expense	9	9
Other income	10	5

Adjusted operating income	$156	$160

Adjusted operating ratio(1)	83.0%	82.3%

(1)
Excluding the impact of gains on real estate transactions from both periods, the adjusted operating ratio decreased by 130 basis points from 85.8% in the fourth quarter of 2019 to 84.5% in the fourth quarter of 2020.

80	©2021 XPO Logistics, Inc.

NON-GAAP FINANCIAL MEASURES

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this proxy statement to the most directly comparable measure under GAAP, which are set forth in the financial tables above.

XPO's non-GAAP financial measures used in this proxy statement include: adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"); free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) ("adjusted EPS") on a consolidated basis; and adjusted operating income and adjusted operating ratio for our North American less-than-truckload business.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs and restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration and restructuring costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables.

With respect to our full year 2021 financial target for adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

81	©2021 XPO Logistics, Inc.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/XPO or delete QR code and control # scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/XPO Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + The Board of Directors recommends a vote FOR all nominees listed below 1. Election of Directors: 01 - Brad Jacobs For Against Abstain For Against Abstain For Against Abstain 02 - Gena Ashe 03 - Marlene Colucci 04 - AnnaMaria DeSalva 05 - Michael Jesselson 06 - Adrian Kingshott 07 - Jason Papastavrou 08 - Oren Shaffer The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain For Against Abstain 2. Ratification of independent auditors for fiscal year 2021. 3. Advisory vote to approve executive compensation. The Board of Directors recommends a vote AGAINST proposals 4, 5, and 6. For Against Abstain For Against Abstain 4. Stockholder proposal regarding additional disclosure of the company’s political activities. 6. Stockholder proposal regarding acceleration of executive equity awards in the case of a change of control. 5. Stockholder proposal regarding appointment of independent chairman of the board. MMMMMMM 03FXKB C 1234567890 J N T 0 2 7 3 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 5 MMMMMMMMM A Proposals 2021 Annual Meeting of Stockholders Proxy Card1234 5678 9012 345

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. The 2021 Annual Meeting of Stockholders of XPO Logistics, Inc. will be held on May 11, 2021 at 10:00 a.m. EDT, virtually via the internet at www.meetingcenter.io/260352583. To access the virtual meeting, you must have the control number that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — XPO2021. Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 11, 2021: The Proxy Statement and our Annual Report on Form 10-K for the Year Ended on December 31, 2020 are available at www.edocumentview.com/XPO q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2021 This Proxy is solicited on behalf of the Board of Directors of XPO Logistics, Inc. The undersigned hereby acknowledges receipt of the XPO Logistics, Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Brad Jacobs and Karlis Kirsis, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of XPO Logistics, Inc. on Tuesday, May 11, 2021 held as a virtual meeting via webcast, and any postponement or adjournment thereof, and to vote on the matters indicated all shares of Common Stock, par value $0.001 per share, or Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, that the undersigned would be entitled to vote if personally present. You can access the meeting at www.meetingcenter.io/260352583 with password XPO2021. You will need to enter your control number to access the meeting. The control number is located in the shaded area on the opposite side of this proxy card. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE PROMPTLY COMPLETE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. XPO Logistics, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/XPO